Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EMC CORPORATION,

EMERGE MERGER CORPORATION

AND

IOMEGA CORPORATION

Dated as of April 8, 2008

i

ii

iii

INDEX OF DEFINED TERMS

Acceptance Date	8
Acquiring Person	20
Acquisition Proposal	50
Affiliate	3
Agreement	1
Audit	3
Board Recommendation	10
Business Day	3
Bylaws	3
Certificate of Merger	13
Certificates	15
Change of Recommendation	42
Closing	12
Closing Date	13
COBRA	3
Code	3
Common Stock Outstanding	3
Company	1
Company Balance Sheet	21
Company Board	1
Company Common Stock	1
Company Disclosure Letter	17
Company Employee Plan	3
Company Financials	21
Company Governing Documents	17
Company In Licenses	26
Company Intellectual Property	25
Company IP Licenses	26
Company Material Adverse Effect	3
Company Material Contract	30
Company Option	4
Company Option Plans	4
Company Out Licenses	26
Company Registered Intellectual Property	24
Company Rights	17
Company SEC Reports	20
Company Shares	1
Company Termination Fee	50
Company’s Plan	45
Confidentiality Agreement	35
Contaminants	26
Continuing Directors	11
Contract	4
control	3
DGCL	4
Dissenting Shares	14
DOJ	4
Effect	3
Effective Time	13
EMC Payment Amount	47

Employee Agreement	4
Employee/Service Provider	4
Employment Agreements	2
Environmental Laws	4
Environmental Permits	4
ERISA	4
ERISA Affiliate	4
Evaluation Material	35
Exchange Act	4
Exchange Fund	15
FCPA	33
FTC	4
GAAP	21
Governmental Entity	4
GWT Agreement	1
Hazardous Material	5
Hazardous Materials Activity	5
HSR Act	5
Indemnified Parties	46
Initial Expiration Date	8
Intellectual Property	5
International Employee Plan	5
IRS	5
Knowledge	5
Lease Documents	24
Leased Real Property	23
Legal Proceeding	5
Legal Requirements	5
Liabilities	5
Liens	5
Maximum Payment	46
Merger	1
Merger Consideration	14
Merger Sub	1
Minimum Condition	8
Necessary Consents	20
NYSE	6
Offer	1
Offer Conditions	8
Offer Documents	9
Offer Price	1
Offer to Purchase	8
Open Source Code	25
Option Exchange Ratio	15
Outside Date	48
Parent	1
Parent Common Stock	15
Parent Plan	45
Paying Agent	15
Pension Plan	6

i

Permits	6
Permitted Liens	24
Person	15
Pre-Closing Period	36
Proprietary Product	6
Proxy Statement	33
Representatives	35
Restated Certificate of Incorporation	13
Rights Agreement	2
Rights Agreement Amendment	2
Schedule 14D-9	10
Schedule TO	9
SEC	6
Securities Act	6
Stockholder Approval	40
Stockholders’ Meeting	40

Subsidiary	6
Subsidiary Governing Documents	17
Superior Offer
Surviving Corporation	12
Tax	6
Tax Authority	7
Tax Returns	7
Taxes	6
Tender and Voting Agreement	1
Tender and Voting Agreements	1
Top-Up Closing	12
Top-Up Option	11
Top-Up Option Notice	12
Top-Up Option Shares	11
Trade Secrets	5
Triggering Event	7

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made as of April 8, 2008 (this “Agreement”) by and among EMC Corporation, a Massachusetts corporation (“Parent”), Emerge Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and Iomega Corporation, a Delaware corporation (the “Company”). Capitalized terms used in this Agreement shall have the respective meanings ascribed thereto set forth in SECTION 1 hereof and elsewhere in this Agreement.

WHEREAS, it is proposed that Merger Sub shall, as promptly as practicable, but in no event less than 10 Business Days after the date hereof, commence a cash tender offer (as it may be amended from time to time in accordance with this Agreement, the “Offer”) to purchase all of the outstanding shares (the “Company Shares”) of common stock, par value $0.03-1/3 per share, of the Company (the “Company Common Stock”), at a price per share of Three Dollars and Eighty-Five Cents ($3.85), net to the holder thereof in cash without interest (such amount, or any different amount per Company Share that may be offered pursuant to the Offer in accordance with the terms of this Agreement, being hereinafter referred to as the “Offer Price”), upon the terms and subject to the conditions set forth herein.

WHEREAS, it is also proposed that, following the consummation of the Offer, Merger Sub will merge with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”), and each Company Share that is not tendered and accepted pursuant to the Offer (other than as provided herein) will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, upon the terms and subject to the conditions set forth herein.

WHEREAS, that certain Share Purchase Agreement, dated December 12, 2007, by and among the Company, Great Wall Technology Company Limited, a People’s Republic of China company listed on the Hong Kong Stock Exchange, ExcelStor Group Limited, a Cayman Islands company, ExcelStor Holdings Limited, a British Virgin Islands company, ExcelStor Great Wall Technology Limited, a Cayman Islands company, and Shenzhen ExcelStor Technology Limited, a People’s Republic of China company, (the “GWT Agreement”) has been terminated in accordance with its terms and that on the same date of such termination, the Company paid, all fees and costs associated therewith in accordance with the terms of the GWT Agreement.

WHEREAS, the respective boards of directors of Parent and Merger Sub have unanimously (i) determined that this Agreement is advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are in the best interests of their respective stockholders and (iii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger and the Tender and Voting Agreements, all upon the terms and subject to the conditions set forth herein.

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each of the directors and executive officers of the Company, in their respective capacities as stockholders of the Company, have entered into Tender and Voting Agreements with Parent substantially in the form attached hereto as Exhibit A (each, a “Tender and Voting Agreement” and collectively, the “Tender and Voting Agreements”).

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement is advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are in the best interests of its stockholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger and the Tender and Voting Agreements, all upon the terms and subject to the conditions set forth herein and (iv) approved the Rights Agreement Amendment so that the Rights Agreement does not apply to any of the transactions contemplated hereby, including the Offer and the Merger and the Tender and Voting Agreements.

WHEREAS, the Company Board is recommending that the Company’s stockholders accept the Offer, tender their shares of Company Common Stock in the Offer and adopt and approve this Agreement, including the Offer and the Merger.

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Company and American Stock Transfer and Trust Company are entering into an amendment, in the form attached hereto as Exhibit B (the “Rights Agreement Amendment”), to that certain Rights Agreement, dated as of July 29, 1999 (the “Rights Agreement”), by and between the Company and American Stock Transfer and Trust Company, pursuant to which the Rights Agreement will not apply to any of the transactions contemplated hereby, including the Offer and the Merger, or the Tender and Voting Agreements.

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain executive officers and employees of the Company are executing and delivering employment agreements (collectively, the “Employment Agreements”), the effectiveness of which are contingent upon the consummation of the Merger.

WHEREAS, the Company Board (acting through its Compensation Committee) has taken all such steps as may be required to cause any compensation arrangements entered into by the Company or any of its Subsidiaries in connection with the Offer or the Merger to be approved or ratified (to the extent not previously so approved or ratified), including, but not limited to, the Employment Agreements, as “employment compensation, severance or other employee benefit arrangement” by the Compensation Committee comprised solely of “independent directors” (in accordance with Rule 14d-10(d)(2) under the Exchange Act, for purposes of satisfying the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d) of the Exchange Act).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

SECTION 1.    DEFINITIONS AND INTERPRETATIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Acquisition Proposal” with respect to the Company, shall mean any offer, inquiry, indication of interest or proposal relating to any transaction or series of related transactions involving: (a) the sale, license, lease, transfer, disposition or acquisition of all or a substantial portion of (excluding sales of inventory and licensing of the Company products or services in the ordinary course of business consistent with past practices) the business or assets of the Company or any of its Subsidiaries; (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than Company Options issued in the ordinary course of business consistent with past practices under the Company Option Plans and Company Common Stock issued upon exercise of such Options), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than Company Options issued in the ordinary course of business consistent with past practices under the Company Option Plans), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company (other than Company Options issued in the ordinary course of business consistent with past practices under the Company Option Plans); in each of clauses (i) through (iii), representing in the aggregate 10% or more of the voting power of the Company; (c) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving the Company that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of the Company; (d) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of its Subsidiaries; or (e) any combination of the foregoing; provided, however, that the transactions between Parent and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Audit” shall mean any audit, assessment, claim, examination or other inquiry relating to Taxes by any Tax Authority or any judicial or administrative proceeding relating to Taxes.

“Business Day” shall mean the period from 12:01 a.m. through 12:00 midnight, Boston, Massachusetts time, any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day of the year on which national banking institutions in the Commonwealth of Massachusetts are open to the public for conducting business and are not required or authorized by law to close.

“Bylaws” shall mean the Bylaws of the Company as in effect as of the date of this Agreement.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock Outstanding” shall mean the sum of (1) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the acceptance of shares of Company Common Stock for exchange or payment pursuant to the Offer, plus (2) the aggregate number of shares of Company Common Stock issuable upon the exercise of all Company Options outstanding immediately prior to the acceptance of shares of Company Common Stock for exchange or payment pursuant to the Offer, determined as of the close of the Business Day immediately preceding the date on which such determination is to be made.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for incentive compensation, severance, retention, termination pay, change in control, deferred compensation, performance awards, options, stock or equity-related awards, welfare benefits, retirement benefits (whether or not qualified), fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is or has been, entered into, maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any Employee/Service Provider, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has or may have any liability or obligation.

“Company Material Adverse Effect” shall mean any fact, change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that (a) is or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company taken as a whole with its Subsidiaries or (b) prevents or materially impedes or delays, or would reasonably be expected to materially impede or delay, the ability of the Company to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; provided, however, that with respect to subsection (a) of this definition, a determination of a Company Material Adverse Effect shall exclude any Effect, after the date of this Agreement, resulting from (i) changes affecting the general economic, financial or political conditions, to the extent such changes do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other comparable companies; (ii) changes affecting the industry in which the Company and its Subsidiaries operate, to the extent such changes do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other comparable companies; (iii) acts of terrorism, war or other force majeure events; (iv) the public disclosure or pendency of this Agreement and the transactions hereunder; or (v) changes in Legal Requirements or GAAP (or any interpretation of GAAP) applicable to the Company and its Subsidiaries.

“Company Option” shall mean any option to acquire shares of Company Common Stock under the Company Option Plans.

“Company Option Plans” shall mean the 1997 Stock Incentive Plan of the Company, as amended, the 1995 Director Stock Option Plan of the Company, as amended, the 2005 Director Stock Option Plan of the Company, the 2007 Stock Incentive Plan of the Company and all other plans or arrangements under which the Company may grant equity-based awards.

“Company Termination Fee” shall mean the termination fee paid by the Company under the GWT Agreement.

“Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment, arrangement or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be enforceable against the Company or its Subsidiaries.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“DOJ” shall mean the Antitrust Division of the United States Department of Justice.

“Employee/Service Provider” shall mean any current or former employee (including officers), consultant, independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate, excluding consultants and independent contractors who are not individuals.

“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, change of control, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter which provides for any term of employment other than employment at will and any other agreement providing for compensation or benefits) between the Company, any of its Subsidiaries or any ERISA Affiliate and any Employee/Service Provider pursuant to which the Company or any of its Subsidiaries has or may have any current or future liabilities or obligations.

“Environmental Laws” shall mean, with respect to any geographic location, all laws (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes and codes promulgated by any Governmental Entity with governmental authority over such geographic location which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, all as amended at any time.

“Environmental Permits” shall mean any permit, approval, identification number, license and other authorization required under or issued pursuant to any applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“FTC” shall mean the United States Federal Trade Commission.

“Governmental Entity” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

“Hazardous Material” shall mean, with respect to any geographic location, any material, chemical, emission, substance or waste that has been designated by any Governmental Entity with governmental authority over such geographic location to be radioactive, toxic, hazardous, corrosive, reactive, explosive, flammable, a medical or biological waste, a pollutant or otherwise a danger to health, reproduction or the environment.

“Hazardous Materials Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called “e-waste fees”) and compliance with any product take-back, collection, recycling or product content requirements.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Intellectual Property” shall mean all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related provisionals, continuations, continuations-in-part, divisionals, renewals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (v) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (vi) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations for the foregoing, and (ix) all rights and remedies against infringement, misappropriation, or other violation thereof.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, whether formally or informally, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate will or may have any liability, for the benefit of Employees/Service Providers who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” of the Company, with respect to any fact or matter in question, shall be deemed to exist to the extent that any employee of the Company who has the title of “vice president” or higher is actually aware, having made due inquiry, of such fact or matter.

“Legal Proceeding” shall mean any sanction, action, claim, suit, litigation, proceeding (public or private), criminal prosecution, audit, inquiry, examination or investigation by or before any Governmental Entity.

“Legal Requirements” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, order (including executive orders), rule, judgment, injunction, writ, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liabilities” shall mean any liability, obligation or commitment of any kind, whether absolute, accrued, fixed or contingent, matured or un-matured, determined or determinable or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

“Liens” shall mean pledges, claims, liens, charges, encumbrances, options, security interests, restrictions on the right to sell or dispose (and in the case of securities, vote) or other adverse claims of any kind or nature whatsoever (whether arising by contract or by operation of law and whether voluntary or involuntary).

“NYSE” shall mean the New York Stock Exchange or any successor thereto.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Permits” shall mean all permits, concessions, grants, franchises, licenses and other authorizations and approval of or by any Governmental Entity.

“Proprietary Product” shall mean any product, technology or service currently being marketed, sold, licensed, developed or under development by the Company or any of its Subsidiaries.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Subsidiary” of any Person shall mean, with respect to any party, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which (a) such party or any Subsidiary of such party is a general partner, manager or managing member, or (b) such party or any Subsidiary of such party owns a majority of the outstanding equity or voting securities or interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Superior Proposal” shall mean an unsolicited, bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) on terms that the Company Board has in its good faith business judgment concluded, after consultation with the Company’s financial advisor of nationally recognized reputation and the Company’s outside legal counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the offer (including any terms thereof relating to break-up fees, expense reimbursement and conditions to consummation), and the Person making the offer, to be more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of the Offer and the Merger (which shall require that such Acquisition Proposal must provide to the Company’s stockholders (in their capacities as stockholders) consideration with a value per share of Company Common Stock that is greater than the Offer Price) and is reasonably capable of being consummated in a timely manner on the terms so proposed and for which financing, to the extent required, is then fully committed or reasonably determined by the Company Board to be available, provided that each reference to ten percent (10%) in the definition of “Acquisition Proposal” shall be replaced with “one hundred percent (100%)” for purposes hereof.

“Tax” or “Taxes” shall mean (a) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies, customs, tariffs, fees and liabilities of the same or similar nature, including taxes based upon or measured by gross receipts, income, profits, gain, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, alternative minimum, estimated, stamp, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts or such interest, penalties, or additions, (b) any liability for any amounts of the type described in clauses (a), (c) and (d) hereof of a predecessor entity, (c) any liability for the payment of any amounts of the type described in clauses (a), (b) or (d) hereof as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium Tax relief or similar arrangement) and (d) any liability for the payment of any amounts of the type described in clauses (a), (b) or (c) hereof as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement or otherwise obligated to make any payment determined by reference to the Tax liability of a third party.

“Tax Authority” shall mean the IRS and any other domestic or foreign Governmental Entity responsible for the administration of any Taxes.

“Tax Returns” shall mean all federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns, including any attachments, supplements and amendments thereto.

“Triggering Event” shall be deemed to have occurred if, prior to the Effective Time, any of the following shall have occurred: (a) the Company Board or any committee thereof shall have for any reason effected a Change of Recommendation or resolved to do so; (b) the Company Board shall have failed to publicly confirm the Board Recommendation within three (3) Business Days of a written request by Parent that it do so, (c) the Company Board or any committee thereof shall have for any reason approved, or recommended that the Company stockholders approve, any Acquisition Proposal (whether or not a Superior Proposal), (d) the Company shall have entered into a letter of intent, memorandum of understanding or Contract (other than a confidentiality agreement contemplated by Section 8.3) accepting or agreeing to discuss or negotiate any Acquisition Proposal (whether or not a Superior Proposal) or (e) a tender offer or exchange offer for outstanding Company Shares shall have been commenced (other than by Parent or an Affiliate of Parent) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within five (5) Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer.

1.2 Additional Definitions. The capitalized terms listed in the Index of Defined Terms shall have the meanings ascribed thereto on the respective pages of this Agreement set forth opposite each of the capitalized terms listed therein.

1.3 Interpretation. For purposes of this Agreement, the following rules of interpretation apply:

(a) Descriptive Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

(b) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is not a Business Day, the period in question ends on the next succeeding Business Day.

(c) Currency. Any reference in this Agreement to $ means U.S. dollars.

(d) Section and Similar References. Unless the context otherwise requires, all references in this Agreement to any “Annex,” “Section,” “Schedule” or “Exhibit” are to the corresponding Annex, Section, Schedule or Exhibit of this Agreement.

(e) Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and have been represented by their own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to their legal rights from such counsel. In the event any ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the parties hereto and no presumption or burden of proof is to arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

SECTION 2.    THE OFFER.

2.1 Tender Offer.

(a) Terms of Offer. Provided that this Agreement shall not have been terminated in accordance with Section 10.1 hereof, and contemporaneously with the Company’s filing of the Schedule 14D-9 in accordance with Section 2.2(c) , Merger Sub shall, and Parent shall cause Merger Sub to, proceed in good faith as promptly as reasonably practicable after the date of this Agreement to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer at the Offer Price with a view to meeting the parties’ mutual objective of commencing the Offer within 10 Business Days after the date of this Agreement. Subject to the terms and conditions of this Agreement, the Offer shall initially expire at 12:00 midnight Boston, Massachusetts time, on the date that is 20 Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) from the commencement date of the Offer (the “Initial Expiration Date”).

(b) Conditions to Offer. The obligation of Merger Sub to accept, and Parent to cause Merger Sub to accept, for payment and to pay for any Company Shares validly tendered and not withdrawn prior to the expiration of the Offer (as it may be extended in accordance with Section 2.1(c)) shall be subject only to the satisfaction or waiver by Parent or Merger Sub of the following conditions: (i) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Company Shares which, together with any Company Shares then owned, directly or indirectly, by Parent or Merger Sub, represents at least a majority of the shares of Common Stock Outstanding (the “Minimum Condition”), and (ii) the other conditions set forth in Annex A hereto (collectively with the Minimum Condition, the “Offer Conditions”). The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement and the Offer Conditions. Merger Sub expressly reserves the right (but shall not be obligated) to waive any of the Offer Conditions, to increase the Offer Price and to make any other changes in the terms of the Offer; provided, however, that Merger Sub shall not, and Parent shall cause Merger Sub not to, (A) change the form of consideration payable in the Offer, decrease the Offer Price or the number of Company Shares sought in the Offer, impose conditions to the Offer in addition to the Offer Conditions or otherwise amend or modify the Offer Conditions to the Offer in any manner materially adverse to the holders of Company Shares or (B) extend the Offer beyond the Initial Expiration Date, except to the extent expressly permitted pursuant to Section 2.1(c), in each case without the prior written consent of the Company. The Offer Conditions are for the sole benefit of Merger Sub and may be waived by Merger Sub, in whole or in part, at any time and from time to time, in its sole discretion, other than the Minimum Condition, which may be waived by Merger Sub only with the prior written consent of the Company. The failure by Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Subject to any extension of the Offer permitted pursuant to Section 2.1(c) and the prior satisfaction or waiver by Merger Sub of the Offer Conditions as of the Initial Expiration Date or the applicable extended expiration date of the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, consummate the Offer in accordance with its terms and accept for payment (such date, the “Acceptance Date”) and pay for all Company Shares validly tendered and not withdrawn at the earliest time permitted by applicable Legal Requirements.

(c) Extension of Offer. Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under Section 10.1, Merger Sub may, in its discretion and without the consent of the Company, prior to the termination of this Agreement, (i) if, at any scheduled expiration of the Offer any of the Offer Conditions shall not be satisfied or waived and, in the reasonable determination of Parent such Offer Conditions are capable of being satisfied on or prior to the Outside Date, extend the Offer beyond the then applicable expiration date by one or more periods of not less than three (3) Business Days per extension to permit the Offer Conditions to be satisfied on or prior to the Outside Date; and (ii) extend the Offer for any period required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Offer. In addition, Parent or Merger Sub may, in its or their discretion (and without the consent of the Company or any other Person), elect to provide for a subsequent offer period

(and one more extension thereof) in accordance with Rule 14d-11 under the Exchange Act, including in the event that after the Acceptance Date less than 90% of the shares of Common Stock Outstanding have been accepted for payment pursuant to the Offer. Notwithstanding anything to the contrary in this Section 2.1(c), upon the written request of the Company, Parent shall cause Merger Sub to extend the Offer for one or more periods of no less than three (3) Business Days, if all of the Offer Conditions are not satisfied, but the Company believes that such Offer Conditions are reasonably capable of being satisfied on or prior to the Outside Date.

(d) Schedule TO and Offer Documents. As promptly as practicable on the date of commencement of the Offer, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, the “Schedule TO”) that shall include the summary term sheet required thereby and, as exhibits or incorporated by reference thereto, the Offer and forms of the letter of transmittal and all other ancillary Offer documents (collectively, together with all amendments and supplements thereto, the “Offer Documents”), and (ii) cause the Offer Documents to be disseminated to the holders of Company Shares. The Schedule TO will, when filed by Parent and Merger Sub with the SEC, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company and its Subsidiaries that may be required by applicable Legal Requirements or reasonably requested by Parent or Merger Sub for inclusion in the Schedule TO or the Offer Documents. Parent and Merger Sub, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Parent and Merger Sub will cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Company Shares, in each case as and to the extent required by applicable Legal Requirements. Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment upon the Schedule TO and the Offer Documents prior to filing such documents with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Sub shall provide in writing to the Company and its counsel any comments or other communications, whether written or oral, that the Parent or Merger Sub or their counsel may receive in writing from time to time from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly upon receipt thereof, and Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to provide comments on Parent’s and Merger Sub’s response to those comments (to which reasonable and good faith consideration shall be given) and to participate with Parent and Merger Sub or their counsel in any material discussions or meetings with the SEC or its staff.

2.2 Company Actions.

(a) Company Determinations, Approvals and Recommendations. The Company hereby approves of and consents to the Offer and the Merger and represents and warrants to Parent and Merger Sub that the Company Board has, at a meeting duly called and held prior to the execution of this Agreement, unanimously (i) determined that this Agreement, including the Offer and the Merger, is advisable, (ii) declared that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are fair to and in the best interests of the Company and the Company’s stockholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger and the Tender and Voting Agreements, which approval constituted approval under the provisions of Section 203 of the DGCL as a result of which this Agreement and the transactions contemplated hereby, including the Offer and the Merger, as well as the Tender and Voting Agreements and the transactions contemplated thereby, are not and will not be subject to the provisions of, or any restrictions under, the provisions of Section 203 of the DGCL, (iv) directed that the adoption of this Agreement be submitted to the Company’s stockholders at the Stockholders’ Meeting (unless the Merger is consummated under Section 253 of the DGCL), (v) resolved to recommend that the Company’s stockholders accept the Offer, tender their Company Shares to Merger Sub pursuant to the Offer and adopt this Agreement

(such recommendation, the “Board Recommendation”), and (vi) approved the Rights Agreement Amendment so that the Rights Agreement does not apply to any of the transactions contemplated hereby, including the Offer, the Merger, and the Tender and Voting Agreements, which actions and resolutions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn in any way. The Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents, and, subject to Section 8.3(c), the Company hereby consents to the inclusion of the Board Recommendation in the Offer Documents.

(b) Company Information. As promptly as practicable after the date hereof, and in any event within four (4) Business Days, the Company shall, or shall cause its transfer agent to furnish Parent with mailing labels containing the names and addresses of all record holders of Company Shares and with security position listings of Company Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Company Shares. The Company shall furnish Merger Sub with such additional information, including, without limitation, updated listings and computer files of holders of Company Shares, mailing labels and security position listings, and such other assistance as Parent, Merger Sub or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Company Shares. Except as required by applicable Legal Requirements, and except as necessary to disseminate and communicate the Offer, the Merger or the transactions contemplated by this Agreement to the holders of the Company Shares, Parent and Merger Sub (and their respective representatives) shall hold in confidence such information as Evaluation Material of the Company pursuant to Section 7.1(a).

(c) Schedule 14D-9. The Company shall (i) file with the SEC, concurrently with the filing by Parent and Merger Sub of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) that, subject to Section 8.3(c), shall contain and reflect the Board Recommendation and (ii) cause the Schedule 14D-9 to be disseminated to the Company’s stockholders, together with the Offer Documents, promptly after the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act). Each of Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable Legal Requirements or reasonably requested by the Company for inclusion in the Schedule 14D-9. The Company shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and all other Legal Requirements. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Legal Requirements. The Company shall provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel. The Company shall provide in writing to Parent, Merger Sub and their counsel any comments or other communications, whether written or oral, that the Company or its counsel may receive in writing from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof, and the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to provide comments on the Company’s response to those comments (to which reasonable and good faith consideration shall be given) and to participate with the Company or its counsel in any material discussions or meetings with the SEC or its staff.

2.3 Directors of the Company.

(a) Composition of Company Board. Effective upon the initial acceptance for payment by Merger Sub of Company Shares pursuant to the Offer, Parent shall be entitled to designate up to such number of directors (rounded up to the next whole number) on the Company Board equal to the product of (x) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section 2.3(a)) and (y) a fraction, the numerator of which is the number of Company Shares held by Parent and Merger Sub (giving effect to Company Shares accepted for payment pursuant to the Offer), and the denominator of which is the total number of then outstanding Company Shares. In furtherance thereof, the Company and the Company Board shall, after the purchase of and payment for Company Shares by Merger Sub or any of its Affiliates pursuant to the Offer, upon request of Merger Sub, immediately increase the size of the Company Board, secure the resignations of such number of directors or remove such number of directors, or any combination of the foregoing as is necessary to enable Parent’s designees to be so elected to the Company Board, and shall cause Parent’s designees to be so elected. In the event that Parent requests the resignation of directors of the Company pursuant to the immediately preceding sentence, the Company shall request such directors of the Company to resign as may be designated by Parent in a writing delivered to the Company. In addition, the Company shall take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on (i) each committee of the Company Board, (ii) each board of directors of each Subsidiary of the Company and (iii) each committee of each such board of directors of each Subsidiary of the Company, in each case to the fullest extent permitted by all applicable Legal Requirements. The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

(b) Section 14(f) of the Exchange Act. The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 2.3(a), including mailing to stockholders together with the Schedule 14D-9 the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent’s designees to be elected to the Company Board. Parent and Merger Sub will supply the Company with, and will be solely responsible for any information with respect to them and their nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1, and the Company’s obligations shall be conditioned upon receipt of such information. The Company shall not be required to take any course of action that would, upon advice of counsel, be reasonably likely to violate applicable Legal Requirements.

(c) Required Approvals of Continuing Directors. Following the election or appointment of Parent’s designees to the Company Board pursuant to Section 2.3(a) and until the Effective Time, the approval of a majority of the directors of the Company then in office who were not designated by Parent (the “Continuing Directors”) (or the approval of the sole Continuing Director if there shall be only one Continuing Director) shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize), (i) any material amendment or termination of this Agreement by the Company, (ii) any material extension or waiver by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub under this Agreement, or (iii) any waiver of any of the Company’s rights hereunder or any other action that could adversely effect in any material respect the rights of the Company’s stockholders hereunder; provided that if there shall be no Continuing Directors as a result of such individuals’ deaths, disabilities, resignations or refusal to serve, then such actions may be effected by a majority vote of the Company Board. Following the election or appointment of Parent’s designees to the Company Board pursuant to Section 2.3(a) and until the Effective Time, any action by the Company to enforce any obligation of Parent or Merger Sub under this Agreement shall be effected only by the action of a majority of the Continuing Directors (or the approval of the sole Continuing Director if there shall be only one Continuing Director); provided that if there shall be no Continuing Directors as a result of such individuals’ deaths, disabilities, resignations or refusal to serve, then such actions may be effected by a majority vote of the Company Board.

2.4 Top-Up Option.

(a) Grant of Option. Subject to the terms and conditions herein, the Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”) to purchase up to that number of shares of Company Common Stock (the “Top-Up Option Shares”) equal to the lowest number of shares of Company Common

Stock that, when added to the number of Company Shares collectively directly or indirectly owned by Parent and Merger Sub, and any of their respective Affiliates immediately following consummation of the Offer, shall constitute one share more than 90% of the Common Stock Outstanding (after giving effect to the issuance of the Top-Up Option Shares), at a purchase price per Top-Up Option Share equal to the Offer Price, payable in cash, provided that the number of shares of Company Common Stock beneficially owned by Parent or Merger Sub immediately prior to the time of exercise of the Top-Up Option constitutes at least 75% of the number of shares of Company Common Stock then outstanding and provided further that in no event shall the Top-Up Option be exerciseable for a number of Company Shares in excess of the Company’s total authorized and unissued Company Shares.

(b) Exercise of Option. Merger Sub may, at its election, exercise the Top-Up Option, whether in whole or in part, provided that upon exercise of the Top-Up Option, Parent and Merger Sub and their respective Affiliates will directly or indirectly own one share more than 90% of the Common Stock Outstanding (after giving effect to the issuance of the Top-Up Option Shares), at any time after the Acceptance Date and prior to the earlier of (i) the Effective Time, and (ii) the termination of this Agreement in accordance with its terms. In the event Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall send to the Company a written notice (the “Top-Up Option Notice”), specifying (A) the number of shares of Company Common Stock that will be owned by Parent and Merger Sub and their respective Affiliates immediately preceding the purchase of the Top-Up Option Shares, (B) the number of Top-Up Option Shares that Merger Sub intends to purchase pursuant to the Top-Up Option and (C) the place and time for the closing of the purchase of the Top-Up Option Shares by Merger Sub, which shall not be more than five (5) Business Days after delivery of such notice (the “Top-Up Closing”). The Company shall, promptly after receipt of the Top-Up Option Notice, deliver a written notice to Parent and Merger Sub confirming the number of Top-Up Option Shares and the consideration therefor.

(c) Closing. At the Top-Up Closing, subject to the terms and conditions of this Agreement, (i) Parent or Merger Sub shall pay the Company the aggregate purchase price for the Top-Up Option Shares (calculated by multiplying the number of such Top-Up Option Shares by the Offer Price) at Parent’s or Merger Sub’s option by (A) delivery of immediately available funds by wire transfer to an account designated by the Company, or (B)(1) the issuance of a promissory note, bearing simple interest at five percent (5%) per annum and due on the first anniversary of the Top-Up Closing for the aggregate purchase price of the Top-Up Option Shares minus the aggregate par value of the Top-Up Option Shares, plus (2) payment in cash in the amount of the aggregate par value of the Top-Up Option Shares, and (ii) the Company shall cause to be issued to Merger Sub a certificate or certificates evidencing the applicable number of Top-Up Option Shares. Upon the delivery by Merger Sub of the Top-Up Option Notice and the tender of the consideration for the Top-Up Option Shares as provided in this Section 2.4(c), Merger Sub shall be deemed to be the holder of record of the Top-Up Option Shares issuable upon that exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing Top-Up Option Shares shall not then be actually delivered to Merger Sub or the Company shall have failed or refused to designate the account described in this Section 2.4(c)(i)(A).

SECTION 3.    THE MERGER.

3.1 The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

3.2 Closing; Effective Time. The closing for the Merger (the “Closing”) shall take place as soon as reasonably practicable (and in no event later than three (3) Business Days) after the satisfaction or waiver of each of the conditions set forth in SECTION 9 below (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time) or at such other time as Parent and the Company shall otherwise agree (the “Closing Date”). In connection with the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, as contemplated by the DGCL, and in the form as required by, and executed in accordance with the relevant provisions of the DGCL and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall be effective upon the later of: (a) the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (b) such other date and time as may be specified in the Certificate of Merger (such later date being referred to as the “Effective Time”). Except as determined otherwise by Parent or Merger Sub, the Closing shall take place at 7:00 a.m., Pacific Time, on the Closing Date at the offices of Bingham McCutchen LLP, 1900 University Avenue, East Palo Alto, California 94303.

3.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL, including Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

3.4 Certificate of Incorporation; Bylaws; Corporate Records.

(a) Certificate of Incorporation. At the Effective Time, the amended and restated certificate of incorporation of the Company (the “Restated Certificate of Incorporation”) shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such Restated Certificate of Incorporation, except that the name of the Surviving Corporation as stated in such Restated Certificate of Incorporation shall be “Iomega Corporation.”

(b) Bylaws. At the Effective Time, the Bylaws of the Company shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and such Bylaws, except that the name of the Surviving Corporation on the face of such Bylaws shall be “Iomega Corporation.”

(c) Corporate Records. At the Closing, the Company shall deliver or cause to be delivered to Parent, the minute books, stock record books and, to the extent requested by Parent, all other documents, books, records, agreements and financial data, of the Company and its Subsidiaries.

3.5 Directors and Officers. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

SECTION 4.    CONVERSION AND EXCHANGE OF SECURITIES.

4.1 Effect on Capital Stock. At the Effective Time and upon the terms and subject to the conditions of this Agreement, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any of the following securities:

(a) Conversion of Securities.

(i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 4.1(b) or any Dissenting Shares) shall be converted into the right to receive an amount in cash equal to the Offer Price, payable to the holder thereof, without interest (the “Merger Consideration”), upon the surrender of the certificate representing such share in accordance with the terms hereof and in the manner provided herein.

(ii) From and after the Effective Time, each such share of Company Common Stock converted pursuant to Section 4.1(a)(i) shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing each such share shall cease to have any rights with respect thereto, except the right to receive (subject to the terms of this Agreement) the Merger Consideration payable with respect to such Company Common Stock, without interest, upon the surrender of such certificate in accordance with the terms hereof and in the manner provided herein, or, if such share of Company Common Stock is a Dissenting Share, the right, if any, to receive payment from the Surviving Corporation of the “fair value” or “fair market value” of such Dissenting Share as determined in accordance with the applicable provisions of the DGCL.

(b) Cancellation. Each share of Company Common Stock owned by the Company as treasury stock or owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, in each case, be canceled and retired and shall cease to exist without payment of any consideration therefor.

(c) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become, and shall represent, one (1) fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share of capital stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(d) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

4.2 Dissenting Holders.

(a) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock outstanding immediately prior to the Effective Time eligible under the DGCL to exercise appraisal or dissenters’ rights and held by a holder who has not voted in favor of the Agreement and the Merger or consented thereto in writing and who has exercised and perfected appraisal or dissenters’ rights for such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost such appraisal or dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to consideration for Company Common Stock set forth in Section 4.1(a), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in accordance with Section 262 of the DGCL.

(b) Withdrawal; Loss of Status. Notwithstanding the provisions of Section 4.2(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights and dissenters’ rights under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for such shares set forth in Section 4.1(a)(i), without interest, upon surrender of the certificate representing such shares.

(c) Obligations of the Company. The Company shall (i) comply with the requirements of Section 262 of the DGCL, (ii) give Parent prompt notice of any written demand (or threatened demand) received by the Company pursuant to Section 262 of the DGCL, and of withdrawals of such demands, and provide copies of any documents or instruments served pursuant to the DGCL and received by the Company and (iii) give Parent the opportunity to direct all negotiations and proceedings with respect to any such demands (or the threatened demands). The Company shall not make any payment or settlement offer with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

4.3 Equity Awards. All Company Options will be assumed by Parent at the Effective Time and converted into an option to acquire, on the same terms and conditions as were applicable under such Company Options as issued by the Company, the number of shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”), rounded down to the nearest whole share, determined by multiplying the number of shares of Company Common Stock subject to the Company Options immediately prior to the Effective Time by a fraction (the “Option Exchange Ratio”), the numerator of which shall equal the Merger Consideration and the denominator of which shall be the average of the closing prices of Parent Common Stock on the NYSE as reported on www.nyse.com for the five (5) trading days ending on (and inclusive of) the trading day that is two (2) trading days prior to (and inclusive of) the Closing Date, at an exercise price per share of Parent Common Stock equal to the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Option divided by the Option Exchange Ratio, rounded up to the nearest whole cent.

4.4 Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Paying Agent”).

(b) Exchange Fund. Promptly following the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent, for the payment to the holders of shares of Company Common Stock pursuant to the provisions of this SECTION 4, an amount in cash equal to the Merger Consideration payable pursuant to Section 4.1(a)(i) (the “Exchange Fund”).

(c) Surrender Procedures. As soon as reasonably practicable after the Effective Time, but no later than five (5) Business Days thereafter, Parent shall instruct the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”), (i) a letter of transmittal (which shall be in a customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall only pass upon proper delivery of the Certificates, together with such letter(s) of transmittal properly completed and duly executed, to the Paying Agent) and (ii) instructions for use in effecting the surrender of Certificate(s) in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this SECTION 4. The payment of the Merger Consideration with respect to each such Certificate is conditioned upon (A) the execution and delivery of such transmittal letter and (B) the delivery of such Certificates related thereto. As soon as practicable after receipt by the Paying Agent of such Certificate(s), properly endorsed or otherwise in proper form for transfer and cancellation, together with such duly executed letter of transmittal, the Paying Agent shall, in exchange therefor, pay to such holder the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by the Certificate(s) surrendered, but without interest, and the Certificate(s) so surrendered shall forthwith be canceled. If payment of any portion of the Merger Consideration is to be made to a person, firm, entity, partnership, association or any business organization or division thereof (each a “Person”) other than the Person in whose name the surrendered Certificate(s) are registered, it shall be a condition of payment that the Person requesting such payment (i) shall have paid any transfer and other Taxes required by reason of the payment of those amounts to a Person other than the registered holder of the Certificate(s) surrendered, and shall have established to the satisfaction of the Surviving Corporation that such Tax has been paid, or (ii) shall have established to the satisfaction of the Surviving Corporation that such Tax is not applicable. From and after the Effective Time, until surrendered as contemplated by this Section 4.4(c), each Certificate shall be deemed to represent for all purposes only the right to receive the Merger Consideration as provided pursuant to Section 4.1(a)(i) hereof, if any, in respect of such shares of Company Common Stock formerly represented thereby in accordance with the terms hereof and in the manner provided herein.

(d) Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Legal Requirements. After the Effective Time, the Surviving Corporation or the Paying Agent shall cancel and exchange, as provided in this SECTION 4, any presented Certificate.

(e) Termination of Fund; No Liability. At any time following the first anniversary of the Effective Time, Parent or the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any remaining portion of the Exchange Fund (including, without limitation, any earnings received with respect thereto) that had been made available to the Paying Agent and that had not been disbursed to the holders of Certificates and thereafter any holder of Certificates who has not otherwise surrendered such holder’s Certificates evidencing such shares of Company Common Stock shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Legal Requirements) and only as general creditors thereof for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this SECTION 4. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement. Any amounts remaining unclaimed by Company stockholders two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become the property of any Governmental Entity) shall become, to the extent permitted by applicable Legal Requirements, the property of Parent or the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

(f) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from payment of any amounts (or any portion thereof) payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any other Legal Requirement. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate(s) shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the holder thereof in form reasonably satisfactory to Parent, Parent shall instruct the Paying Agent to pay such holder the Merger Consideration as provided in this SECTION 4; provided, however, that Parent may, in its sole discretion and as a condition precedent to issuing such instruction to the Paying Agent, require the owner of such lost, stolen or destroyed Certificate(s) to deliver an agreement of indemnification in form reasonably satisfactory to Parent and a bond in such sum as Parent may reasonably direct as indemnity, against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificate(s) alleged to have been lost, stolen or destroyed.

(h) Dissenting Shares. The provisions of this Section 4.4 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 4.4 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration provided in this SECTION 4.

4.5 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are and will remain fully authorized in the name of the Company and Merger Sub or otherwise to take, and shall take, all such action.

SECTION 5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub, subject to exceptions specifically disclosed in writing in the Disclosure Letter (referencing the appropriate section or subsection) delivered by the Company to Parent and Merger Sub on the date hereof (the “Company Disclosure Letter”), as follows:

5.1 Organization and Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under the DGCL. Each of the Company and its Subsidiaries is a corporation or other organization duly organized, validly existing and, where such concept is applicable, in good standing under the laws of its jurisdiction of incorporation or organization except where the failure to be in “good standing” has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted and as proposed to be conducted by it, except where the failure to be so organized, validly existing and in good standing has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and, where such concept is applicable, is in good standing in every jurisdiction where the character of its properties owned, leased or operated, or the business conducted by it requires such qualification, except where the failure to be so qualified or in “good standing” has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Prior to the date of this Agreement, the Company has made available to Parent complete and correct copies of the Restated Certificate of Incorporation and the Bylaws of the Company, as currently in effect (collectively, the “Company Governing Documents”), and the certificate of incorporation, articles of organization, bylaws or such other similar governing documents of each Subsidiary, as currently in effect (collectively, the “Subsidiary Governing Documents”). The Company Governing Documents and each of the respective Subsidiary Governing Documents are in full force and effect, and the Company and each Subsidiary is not in violation of any provision of its respective Company Governing Documents or Subsidiary Governing Documents. Neither the Company Board nor any board of directors of its Subsidiaries has taken any action to amend the Company Governing Documents or the Subsidiary Governing Documents, as applicable. Section 5.1(b) of the Company Disclosure Letter lists the directors and officers of the Company and each of the Subsidiaries as of the date hereof. Except as set forth in the Company Governing Documents, the operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

(c) Except as set forth in Section 5.1(c) of the Company Disclosure Letter, the Company has made available to Parent complete and correct copies of the minutes of all meetings, and all actions by written consent, of the stockholders of the Company, the Company Board and each committee of the Company Board held since January 1, 2005.

5.2 Capitalization and Ownership of Shares.

(a) The authorized capital stock of the Company consists of (i) 400,000,000 shares of Company Common Stock, 54,766,820 shares of which are issued and outstanding as of the date of this Agreement, (ii) 4,600,000 shares of Company preferred stock, par value US $0.01 per share, none of which are issued and outstanding, and (iii) 400,000 shares of Company Series A junior participating preferred stock, par value US $0.01 per share, none of which are issued and outstanding pursuant to the Rights Agreement (the “Company Rights”).

(b) Except as described in Section 5.2(b) of the Company Disclosure Letter, no capital stock of Company or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the Agreement Date. Except as described in Section 5.2(b) of the Company Disclosure Letter and except for changes subsequent to the date of this Agreement resulting from the exercise of employee stock options outstanding on such date and described on Section 5.2(b) of the Company Disclosure Letter, there are no exercisable securities, options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any shares of capital stock or securities of the Company or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company or any of its Subsidiaries), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock or securities of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are no registration rights or other agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any capital stock or securities of the Company or shares of capital stock or securities of any such Subsidiary. No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof. The Company has furnished correct and complete copies to Parent of all stock certificate and stock record books of the Company and each Subsidiary, which reflect all issuances, transfers, repurchases and cancellations of shares of capital stock, options, warrants and other securities of the Company or Subsidiary, as applicable.

(c) Section 5.2(c) of the Company Disclosure Letter sets forth a complete and accurate list of all Company Option Plans. The Company has previously made available to Parent complete and accurate copies of all Company Option Plans and the forms of all award agreements evidencing outstanding equity or equity-based compensation awards. As of the close of business on the date of this Agreement: (i) 4,513,739 shares of Company Common Stock are issuable upon the exercise of Company Options to purchase Company Common Stock under the Company Option Plans. The weighted average exercise price of such Company Options is $4.48, and 1,635,264 of such Company Options are vested and exercisable; (ii) 3,885,500 shares of Company Common Stock are available for future grant under the Company Option Plans; and (iii) no shares of Company Common Stock were subject to issuance pursuant to outstanding Company Options outside of the Company Option Plans. Included as Section 5.2(c) of the Company Disclosure Letter is a true, complete and correct list of all persons who, at the close of business on the date of this Agreement, hold outstanding Company Options under the Company Option Plans, indicating, with respect to each Company Option then outstanding, the number of shares of Company Common Stock subject to such Company Option, the Company Option Plan under which such Company Option was issued and the exercise price, date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement and the extent to which the vesting of such Company Option will be accelerated by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger. Except as set forth in Section 5.2(c) of the Company Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting or exercisability of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events).

(d) All outstanding shares of Company Common Stock, all shares of Company Common Stock reserved for issuance as specified above, and all shares of Company Common Stock to be issued pursuant to the exercise of the Top-Up Option, if any, as the case may be, are or will be upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Governing Documents or any agreement to which Company or any of its Subsidiaries is a party or otherwise bound. None of the outstanding shares of Company Common Stock have been, and none of the shares of the Company Common Stock to be issued pursuant to the exercise of the Top-Up Option will be, issued in violation of any applicable Legal Requirements. All of the outstanding shares of capital stock of each of the Subsidiaries of Company are duly authorized, validly issued, fully paid and non-assessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by the Company or a Subsidiary of the Company free and clear of any and all Liens and are not subject to preemptive rights created by statute, the Subsidiary Governing Documents of each Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable Legal Requirements. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

5.3 Subsidiaries. Section 5.3 of the Company Disclosure Letter is a complete and accurate list of each Subsidiary of the Company, the jurisdiction of incorporation or organization of each such Subsidiary, and the percentage of each such Subsidiary’s outstanding equity interests and amount and form of capital stock owned by the Company. Except as set forth in Section 5.3 of the Company Disclosure Letter, the Company does not have any Subsidiaries, and the Company does not own or control, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any corporation, partnership, joint venture or other business association or entity. Each entity listed in Section 5.3 of the Company Disclosure Letter that is no longer in existence has been duly dissolved in accordance with its charter documents and the laws of the jurisdiction of its incorporation or organization and there are no outstanding liabilities or obligations (outstanding, contingent or otherwise), including Taxes, with respect to any such entity. Neither the Company nor any Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person.

5.4 Authority for Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by the Company and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company Board, by resolutions duly adopted (and not thereafter amended, modified or rescinded) by unanimous vote (with no abstentions) at a meeting duly called and held, has taken all of the actions set forth in Section 2.2(a) hereof, and no other corporate proceedings on the part of the Company are necessary to approve or adopt this Agreement under applicable Legal Requirements and to consummate the transactions contemplated hereby, subject only to obtaining the Necessary Consents. Each of this Agreement and each instrument required hereby to be executed and delivered by the Company has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors generally, and to general equity principles. The Company has taken or will take all necessary and appropriate actions so that each Company Option will be treated in the Merger in accordance with the provisions of Section 4.3. The Company Board has terminated the GWT Agreement and paid the termination fee in accordance with Section 8.1(c)(iii) of the GWT Agreement, and has complied in all material respects with its obligations under Section 6.1 of the GWT Agreement.

(b) Except as set forth in Section 5.4(b) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement do not, and the performance by the Company of its covenants and agreements under this Agreement and the consummation by the Company of the transactions contemplated hereunder will not, (i) assuming receipt of the Stockholder Approval, if necessary, conflict with or violate the Company Governing Documents, (ii) assuming receipt of the Governmental Entity approvals contemplated by Section 5.4(c), conflict with or violate any Legal Requirements applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require notice to, waiver or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, Permit or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, or (iv) give rise to or result in any Person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of the Company or any of its Subsidiaries or any of their respective assets or properties, except in the case of the preceding clauses (ii) and (iii), inclusive, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Offer or the Merger and other transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or Parent are qualified to do business, (ii) if required pursuant to Section 8.1(b) the filing of the Proxy Statement with the SEC in accordance with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iii) Stockholder Approval, if required, (iv) the filing of the Notification and Report Forms with the FTC and the DOJ required by the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified in Section 5.4(c) of the Company Disclosure Letter, and (v) such other filings and notifications as may be required to be made by the Company under federal, state or foreign securities laws or the rules and regulations of the NYSE. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (v) are referred to herein as the “Necessary Consents.”

(d) Rights Plans. The Company has taken all action so that (i) Parent and Merger Sub shall not be an “Acquiring Person” under the Rights Agreement, and (ii) the execution of this Agreement by the Company and the performance of the transactions contemplated hereby, including the Offer and the Merger, will not result in the grant of any rights to any Person under the Rights Agreement or enable or require the Company Rights to be exercised, distributed or triggered.

5.5 SEC Filings; Financial Statements; Internal Controls.

(a) SEC Filings. The Company has timely filed all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) and any amendments thereto required to be filed by it with the SEC since January 1, 2004 (collectively, the “Company SEC Reports”). As of their respective dates, the Company SEC Reports (i) were prepared in accordance with, and complied in all material respects with, the requirements of the Securities Act, the Exchange Act, or the Sarbanes-Oxley Act of 2002, as the case may be, and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company has made available to Parent complete and correct copies of all amendments and modifications effected prior to the date of this Agreement that have not yet been filed by the Company with the SEC but which are required to be filed and all Contracts and other documents that previously had been filed by the Company with the SEC and are currently in effect. To the Company’s Knowledge, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. Since January 1, 2004 the Company has not received any correspondence from the SEC containing comments regarding any report or registration statement filed by the Company. The Company and, to the Knowledge of the Company, each of its officers and directors are in full compliance with, and have complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under or pursuant to such act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act of 2002.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), including each Company SEC Report filed after the date hereof until the Closing (i) was or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes) applied on a consistent basis throughout the periods involved and (ii) fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate. The Company does not intend to correct or restate, and to the Company’s Knowledge there is not any basis to correct or restate any of the Company Financials. The consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2007 contained in the Company SEC Reports is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any Liabilities, except for (i) Liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices, (ii) Liabilities incurred in connection with this Agreement or expressly permitted to be incurred under this Agreement or the transactions contemplated hereby, and (iii) Liabilities incurred pursuant to the terms of Contracts that Buyer and its Subsidiaries are bound by or subject to.

(c) Internal Controls. The Company and each of its Subsidiaries has established and maintains a system of internal control over financial reporting required by Rules 13a-15(f) or 15d-15(f) of the Exchange Act regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP. Neither the Company nor any of its Subsidiaries (including any Employee/Service Provider thereof) nor, to the Company’s Knowledge, the Company’s independent auditors have identified or been made aware of (i) any significant deficiency or material weakness in the system of internal controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other Employees/Service Providers who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

5.6 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet through the date hereof,

(a) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practices, and

(b) there has not occurred (i) any Company Material Adverse Effect, or (ii) any action taken by the Company or any of its Subsidiaries or event that would have required the consent of Parent pursuant to Section 7.2 hereof had such action or event occurred after the date of this Agreement.

5.7 Taxes.

(a) The Company and each of its Subsidiaries has prepared and timely filed (taking into account any extension of time within which to file) with the appropriate Tax Authorities all material Tax Returns required to be filed by the Company and each of its Subsidiaries, and all such Tax Returns are true, correct, and complete in all material respects.

(b) All Taxes for which the Company or any of its Subsidiaries is or may be liable in respect of taxable periods (or portions thereof) ending on or before the Closing Date, whether or not shown (or required to be shown) on a Tax Return, have been timely paid, or in the case of Taxes not yet due and payable, an adequate accrual in accordance with GAAP specifically in respect of such Taxes has been established on the Company Financials. All liabilities for Taxes attributable to the period commencing on the date following the date of the Company Balance Sheet were incurred in the ordinary course of business and are consistent in type and amount with Taxes attributable to similar prior periods.

(c) The Tax Returns of the Company and its Subsidiaries have been examined by the applicable Tax Authority (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired) for all periods ending on or before December 31, 2006.

(d) There are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, other than Permitted Liens or liens being contested in good faith and for which adequate reserves have been established in the Company Financials in accordance with GAAP.

(e) No federal, state, local or foreign Audits are presently pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries and to the Knowledge of the Company, no such Audit is threatened. No issue has been raised by any Tax Authority in any completed Audit which, by application of the same or similar principles, could reasonably be expected to recur in a subsequent Tax period.

(i) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

(ii) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes.

(iii) Neither the Company nor any of its Subsidiaries has (A) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent (B) been a member of any partnership, joint venture or other arrangement that could be treated as a partnership for income tax purposes, or (C) any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement), as a transferee or successor, by Contract or otherwise.

(iv) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying, or intended to qualify, for tax-free treatment under Section 355 of the Code.

(v) Neither the Company nor any of its Subsidiaries has agreed or is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign Legal Requirement) by reason of a change in accounting method or otherwise in respect of the current or any future taxable period.

(vi) The Company and each of its Subsidiaries has complied in all material respects with all applicable Tax laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Tax Authority all amounts required to be so withheld and paid under all applicable Tax laws.

(vii) No claim has been made by a Tax Authority in any jurisdiction where the Company or its Subsidiaries does not file a Tax Return asserting that it is or may be subject to Taxation in that jurisdiction.

(viii) There is no income of the Company or any of its Subsidiaries that will be required under applicable Tax law to be reported by the Parent or any of its affiliates, including the Company or any of its Subsidiaries, for a Tax period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date, including, but not limited to, as a result of (A) change in method of accounting for a Tax period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law); (C) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale made prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(ix) None of the Company or any of its Subsidiaries has participated in any way (A) in any “tax shelter” within the meaning of Section 6111 (as in effect prior to the enactment of P.L. 108-357 or any comparable laws of jurisdictions other than the United States) of the Code or (B) in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (as in effect at the relevant time) (or any comparable regulations of jurisdictions other than the United States).

(x) There are no outstanding rulings of, or requests for rulings by, any Tax Authority addressed to the Company or any Subsidiary that are, or if issued would be, binding on the Company or the Subsidiary.

(xi) Neither the Company nor any Subsidiary has any permanent establishment in any country with which the United States of America has a relevant Tax treaty, as defined in such relevant Tax treaty, and neither otherwise operates or conducts business through any branch in any country other than the United States.

(xii) The Company has provided to Parent all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

5.8 Title to Properties.

(a) Section 5.8(a) of the Company Disclosure Letter sets forth a list of all Contracts relating to the real property currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”) whether as lessor or lessee, and the landlord, lease term and monthly cost associated with each Leased Real Property. All Lease Documents are in full force and effect, in all material respects are valid and effective in accordance with their respective terms, and there is not, under any of the Lease Documents, any existing material breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or its Subsidiaries or, to the Company’s Knowledge, any third party under any of the Lease Documents, except such defaults as have been waived in writing or cured.

(b) The Company has made available to Parent true, correct and complete copies of all Contracts under which the Leased Real Property is currently leased, licensed, subleased used or occupied by the Company or any of its Subsidiaries, whether as lessor or lessee (“Lease Documents”).

(c) The Company and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the properties and assets that it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected on the Company Balance Sheet (except for personal property sold since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices). All properties and assets reflected on the Company Balance Sheet are free and clear of all Liens, except for (i) Liens reflected on the Company Balance Sheet, (ii) Liens for Taxes not yet due and payable, (iii) inchoate mechanic’s and materialmen’s Liens for construction in progress, (iv) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business consistent with past practices, and (v) all matters of record, Liens and other imperfections of title and encumbrances, if any, which do not detract materially from the value or materially prevent the present use of the property subject thereto or affected thereby (collectively (i) through (v), the “Permitted Liens”).

5.9 Intellectual Property.

(a) Section 5.9(a) of the Company Disclosure Letter sets forth a complete and accurate list of the following Intellectual Property owned by the Company or any Subsidiary of the Company as of the date of this Agreement (including the jurisdiction in which each such item of Intellectual Property has been registered or filed and the applicable registration, application or serial number or similar identifier):

(i) all material patents and pending patent applications;

(ii) all material trademark registrations and pending trademark applications;

(iii) all material Internet domain name registrations; and

(iv) all material copyright registrations and pending copyright applications.

For purposes of this Agreement, “Company Registered Intellectual Property” shall mean the above categories (i), (ii), (iii) and (iv), collectively.

(b) The Company or a Subsidiary is the sole and exclusive beneficial and record owner of all Company Registered Intellectual Property free and clear of any Liens (excluding any rights granted to any licensee of any Company Intellectual Property entered into in the ordinary course of business consistent with past practices), and the Company or a Subsidiary owns, or has valid rights to use, all of the Intellectual Property used or held for use in, or necessary to conduct the business of the Company or its Subsidiaries, as applicable, as currently conducted.

(c) All Company Registered Intellectual Property is valid, subsisting, in full force and effect (except with respect to applications), and has not expired or been cancelled or abandoned. All necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining such Company Registered Intellectual Property.

(d) There is no pending (and at no time within the three years prior to the date of this Agreement has there been pending any) or, to the Knowledge of the Company, threatened, Legal Proceeding challenging the use, ownership, validity, enforceability or registrability of any Company Intellectual Property.

(e) To the Knowledge of the Company, the conduct of the business of the Company and each Subsidiary as currently conducted has not and does not infringe, dilute, misappropriate, or otherwise violate any Intellectual Property or other proprietary right owned by any third party, or constitute unfair competition or trade practices under the laws of any jurisdiction. There is no pending or, to the Knowledge of the Company, threatened (and at no time within the three years prior to the date of this Agreement has there been pending any) Legal Proceeding, against the Company or any of its Subsidiaries, alleging that any activities or the conduct of the Company’s or any Subsidiary’s business infringes, dilutes, misappropriates, or otherwise violates or constitutes the unauthorized use of, or will infringe, dilute, misappropriate, or otherwise violate or constitute the unauthorized use of the Intellectual Property of any third party (nor does the Company have Knowledge of any basis therefor). Neither the Company nor any Subsidiary is party to any settlement, covenant not to sue, consent, decree, stipulation, judgment, or order resulting from any Legal Proceeding which (i) materially restricts the Company’s or any Subsidiary’s rights to use, license or transfer any Company Intellectual Property, (ii) materially restricts the Company’s or any Subsidiary’s business in order to accommodate a third party’s Intellectual Property, (iii) requires any future payment by the Company or any Subsidiary, or (iv) that compels or requires the Company or any of its Subsidiaries to license or transfer to any third party any Company Intellectual Property.

(f) To the Company’s Knowledge, no third party is infringing, diluting, misappropriating, or otherwise violating any Intellectual Property that is owned by, or purported to be owned by, the Company or any Subsidiary and is material to the business of the Company and its Subsidiaries (“Company Intellectual Property”), and no actions, suits, claims or proceedings have been brought against any third party by the Company or any Subsidiary alleging that a third party is infringing, diluting, misappropriating, or otherwise violating or engaged in the unauthorized use of any Company Intellectual Property.

(g) The Company and its Subsidiaries have taken commercially reasonable steps to maintain and protect the Company Intellectual Property.

(h) Neither the Company nor any Subsidiary has granted nor is it obligated to grant access or a license to any of its source code (including in any such case any conditional right to access or under which the Company or any Subsidiary has established any escrow arrangement for the storage and conditional release of any of its source code). The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a release of any source code owned by the Company or any of its Subsidiaries or the grant of incremental rights to a Person with regard to such source code.

(i) None of the Proprietary Products is subject to the provisions of any Open Source Code license or other Contract (including any general public license, limited general public license or other similar Contract) which could require or condition the use or distribution of such Proprietary Product, any requirement to license such Proprietary Product or any portion thereof for the purpose of making modifications or derivative works, any requirement to distribute such Proprietary Product or any portion thereof without charge, on the disclosure, licensing or distribution of any source code or any portion of any Proprietary Product or otherwise impose a limitation, restriction or condition on the right of the Company or any Subsidiary to distribute a Proprietary Product or any portion thereof. For purposes of this Agreement, “Open Source Code” means any software code that is distributed as “open source software” or “freeware” or is otherwise distributed publicly or made generally available in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

(j) Neither the Company nor any Subsidiary is in violation of any Contract to which it is party or otherwise bound, nor will the execution of this Agreement or the consummation by the Company of the transactions contemplated by this Agreement result in any violation, loss or impairment of ownership by the Company or any Subsidiary of, or the right of any of them to use, or payment of any material additional amounts with respect to any Company Intellectual Property, nor require the consent of any Governmental Entity or third party with respect to any such Intellectual Property. Neither the Company nor any Subsidiary is a party to any Contract under which a third party would have or would be entitled to receive a license or any other right to any Intellectual Property of Parent or any of Parent’s Affiliates as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

(k) Other than (i) “shrink-wrap” and similar publicly-available commercial binary code end-user licenses and (ii) non-disclosure agreements entered into in the ordinary course of business, Section 5.9(k) of the Company Disclosure Letter lists all Contracts that are material to the business of the Company or its Subsidiaries to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has been licensed Intellectual Property by a third party (the “Company In Licenses” ). All Company In Licenses are in full force and effect, and enforceable in accordance with their terms.

(l) Other than (i) written non-disclosure agreements and (ii) non-exclusive licenses and related agreements with respect thereto (including software and maintenance and support agreements) of current Proprietary Products to end-users (in each case, pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s)), Section 5.9(l) of the Company Disclosure Letter lists all material Contracts pursuant to which the Company or any of its Subsidiaries has granted to a third Party any rights or licenses to any Company Intellectual Property (“Company Out Licenses” and together with Company In Licenses, the “Company IP Licenses” ). All Company Out Licenses are in full force and effect, and enforceable in accordance with their terms.

(m) Neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any other party to a Company IP License, is in material breach of any such Company IP License that is material to the business of the Company and its Subsidiaries, taken as a whole. The consummation of the Offer or the Merger will not result or cause (i) the breach by the Company or any of its Subsidiaries of any Company IP License, (ii) the termination, impairment or restriction of any right or license granted to the Company or any of its Subsidiaries under a Company IP License, or (iii) the Company or any of its Subsidiaries to grant, or expand the scope of a prior grant, to a third party of any rights to any material Company Intellectual Property (including by release of any source code), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(n) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property or Intellectual Property purported to be owned by the Company.

(o) All Proprietary Products and Company Intellectual Property (and all parts thereof) are free of: (i) any material defects, including any material error or omission in the processing of any transactions and (ii) any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Proprietary Product or Company Intellectual Property (or all parts thereof) or data or other software of users (“Contaminants”).

(p) The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures to ensure that information technology systems used in connection with the operation of the Company and its Subsidiaries are free from Contaminants. The Company and its Subsidiaries have appropriate disaster recovery plans, procedures and facilities for their businesses and have taken all reasonable steps to safeguard the information technology systems utilized in the operation of the business of the Company and its Subsidiaries as it is currently conducted. To the Company’s Knowledge, there have been no unauthorized intrusions or breaches of the security of such information technology systems. The Company and its Subsidiaries have implemented any and all security patches or upgrades that are generally available for the Company’s information technology systems where, in the Company’s reasonable judgment, such patches or upgrades are required.

(q) To the Knowledge of the Company, all Company Intellectual Property is, and following the transactions contemplated hereby shall be, freely, transferable, licensable and alienable without the consent of, or notice or payment of any kind to any Governmental Entity.

(r) Neither the Company nor any of its Subsidiaries has committed, agreed or become obligated to license on a royalty-free basis any Company Intellectual Property to any third party other than to Affiliates as a result of any participation in an industry association, standard setting organization or similar body, or otherwise.

5.10 Litigation. There are no material Legal Proceedings, (a) pending against or by the Company or any of its Subsidiaries or pending against any of their respective properties or assets, or (b) to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of their respective properties or assets, excluding for purposes of this representation any action or proceeding, whether or not initiated by any party to the GWT Agreement, which is related to the transactions contemplated under this Agreement or the GWT Agreement. Neither the Company nor any Subsidiary is subject to any outstanding Legal Proceeding or Legal Requirement that would reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger. There has not been nor are there currently any internal investigations or inquiries being conducted by Company or any of its Subsidiaries, the Company Board or any board of directors of the Company’s Subsidiaries (or any committee thereof) or any Governmental Entity or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues. There is no action, suit, proceeding, arbitration or, to the Company’s Knowledge, investigation involving the Company, which the Company presently intends to initiate.

5.11 Compliance with Law; Permits.

(a) The Company and its Subsidiaries are in compliance in all material respects with, and are not in any material respect in default under or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any Legal Requirement applicable to the Company or any of its Subsidiaries or by which any of their respective properties is bound.

(b) The Company and its Subsidiaries hold all Permits, that are material to the operation of the Company’s business, which Permits are in full force and effect, have not been violated in any material respect and, to the Knowledge of the Company, no suspension, revocation or cancellation thereof has been threatened, and there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened, seeking the suspension, revocation or cancellation of any Permits. No Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

5.12 Environmental Matters.

(a) To the Knowledge of the Company, no Hazardous Materials are present on any real property that is currently owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries or were present on any real property at the time it ceased to be owned, operated, occupied, controlled or leased by the Company or its Subsidiaries, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon.

(b) To the Knowledge of the Company, the Company and its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Hazardous Materials Activities of the Company and its Subsidiaries prior to the Closing have not resulted in the exposure of any natural person to a Hazardous Material in a manner which has caused or would reasonably be expected to cause a material adverse health effect to any such natural person.

(c) The Company and its Subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. To the Knowledge of the Company, no circumstances exist which would reasonably be expected to cause any material Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

(d) No Legal Proceeding is pending, or to the Knowledge of the Company, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.13 Brokers’ and Finders’ Fees. Except for fees payable to Thomas Weisel Partners LLC pursuant to an engagement letter dated March 14, 2008, a copy of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor has the Company or any of its Subsidiaries entered into any indemnification agreement or arrangement with any Person specifically in connection with this Agreement and the transactions contemplated hereby.

5.14 Transactions with Affiliates. Except as set forth in the Company SEC Reports, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 (Certain Relationships and Related Transactions) of Regulation S-K promulgated by the SEC.

5.15 Employee Benefit Plans and Compensation.

(a) Section 5.15(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all Company Employee Plans. Neither the Company nor any of its Subsidiaries has any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by law or to conform any such Company Employee Plan to the requirements of any Legal Requirements, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan except in the ordinary course of business consistent with past practices.

(b) With respect to each Company Employee Plan, the Company has made available to Parent complete and accurate copies of (i) the plan documents (or a written summary of any unwritten plan) together with all amendments, (ii) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (iii) the most recent summary plan descriptions and employee handbook, or other similar material employee communications relating to employee benefits matters, (iv) all current personnel, payroll and employment manuals and policies, (v) the most recent annual reports, periodic financial statements and other annual accounting of assets for each Company Employee Plan that is funded other than by the general assets of the Company or any of its Subsidiaries, and (vi) all material correspondence to or from any governmental agency relating to any Company Employee Plan within the past two (2) years.

(c) To the Knowledge of the Company, each Company Employee Plan has been established, maintained and administered in all material respects in accordance with all applicable Legal Requirements, each of the Company and its Subsidiaries has in all material respects met its obligations with respect to each Company Employee Plan and has timely made (or timely will make) all required contributions thereto. Neither the Company nor any Subsidiary has any liability, including under any Company Employee Plan or Employee Agreement, arising out of the treatment of any Employee/Service Provider as a consultant or independent contractor and not as an employee.

(d) Section 5.15(d) of the Company Disclosure Letter sets forth each contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which the Company or any of its Subsidiaries is a party and since December 31, 2004, each plan, program, arrangement or agreement there identified has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code and its purpose, as determined under applicable guidance of the Department of Treasury and the IRS, with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.

(e) There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened or reasonably anticipated, with respect to any Company Employee Plan or the assets of any Company Employee Plan, other than claims for benefits in the ordinary course that would not reasonably be expected to be material to the Company. To the Knowledge of the Company, no Company Employee Plan is or within the last three years has been the subject of, or has received notice that it is the subject of, a Legal Proceeding or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(f) Neither the Company, nor any member of the Company Controlled Group, currently has and at no time in the past has had an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(g) Section 5.15(g) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of (i) all employment agreements (oral or written) with employees or consultants of the Company or any of its Subsidiaries, other than customary offer letters and other similar employment agreements entered into in the ordinary course of business consistent with past practices; and (ii) all operative severance agreements, programs and policies of the Company or any of its Subsidiaries with or relating to its officers.

(h) As of the date of this Agreement, all contributions required to be made with respect to any Company Employee Plan on or prior to the date of this Agreement have been or will be timely made or are reflected on Company Balance Sheet as Liabilities.

(i) The negotiation or consummation of the Offer, the Merger or any other transactions contemplated by this Agreement will not (i) entitle any current or former employee, director, consultant or officer of the Company or any of its Subsidiaries to severance pay, or any other payment from Company or any of its Subsidiaries, or pursuant to any Company Employee Plan, (ii) accelerate the time of distribution, payment or vesting, a lapse of repurchase rights or increase the amount of compensation or benefits due any current or former employee, director, consultant or officer of the Company or any of its Subsidiaries pursuant to any Company Employee Plan, (iii) result in the forgiveness of indebtedness with respect to any current or former employee, director, consultant or officer of the Company or any of its Subsidiaries, (iv) trigger an obligation to fund benefits under any Company Employee Plan or (v) except as set forth in Section 5.15(i)(v) of the Company Disclosure Letter, result in payments under any of the Company Employee Plans or Employee Agreements that would not be deductible under Section 162(m) of the Code or Section 280G of the Code.

(j) No Company Employee Plan or Employee Agreement provides post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee/Service Provider (either individually or to Employees/Service Providers as a group) or any other Person that such Employee(s)/Service Provider(s) or other Person would be provided with post-termination or retiree life insurance, health or other employee welfare benefits, except to the extent required by statute.

(k) The Company and each of its Subsidiaries (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social insurance, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practices), except in each case, for any failure to withhold, report or pay which would not have or would not reasonably be expected to have a Company Material Adverse Effect.

(l) To the Knowledge of the Company, (i) there are no current labor union organizing activities with respect to any employees of the Company and/or any of its Subsidiaries, (ii) no labor union, labor organization, trade union, works council or group of employees of the Company and/or any of its Subsidiaries has made a pending written demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) there are no labor strikes or lockouts, or to the Knowledge of the Company threats thereof, against or affecting the Company or any of its Subsidiaries.

(m) Schedule 5.15(m) of the Company Disclosure Letter lists all foreign employee collective bargaining agreements and European foreign works’ councils applicable to the Company or any of its Subsidiaries. The negotiation or consummation of the Offer, the Merger and any other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any collective bargaining agreement or any labor agreement or require the Company or any of its Subsidiaries to consult with any foreign works’ council or similar labor relations body.

(n) Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. No International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or are not fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason. Each International Employee Plan (i) if intended to qualify for special tax treatment, meets all requirements for such treatment and (ii) if required to be registered, has been registered with the appropriate authorities and has been maintained in good standing with the appropriate regulatory authorities.

5.16 Contracts.

(a) For purposes of this Agreement, “Company Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound:

(i) other than purchase orders in the ordinary course of business, any Contract or series of related Contracts which requires aggregate future expenditures by the Company in excess of $300,000 in any 12-month period or which might result in payments to the Company or any of its Subsidiaries in excess of $300,000;

(ii) any Contract containing any covenant (A) limiting in any material respect the right of the Company or any of its Subsidiaries to engage or compete in any line of business or to compete with any Person, or (B) granting any exclusive distribution rights, or (C) which otherwise materially adversely affects or could reasonably be expected to materially adversely affect the right of the Company and its Subsidiaries to sell, distribute or manufacture any Proprietary Products or to purchase or otherwise obtain any material software, components, parts or subassemblies;

(iii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(iv) any Contract or plan, including any Company Employee Plan or Employee Agreement, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events);

(v) any Contract required to be disclosed pursuant to Section 5.8 or 5.9;

(vi) any Contract (A) relating to the pending or future disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business consistent with past practices or (B) pursuant to which the Company or any of its Subsidiaries will acquire after the date of this Agreement any material ownership interest in any other Person or other business enterprise;

(vii) any material manufacturing Contract or Contract for the purchase of real estate;

(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $500,000, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly owned Subsidiaries or between or among any wholly owned Subsidiaries, and (C) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practices;

(ix) any settlement Contract with ongoing obligations by the Company or any of its Subsidiaries other than (A) releases that are immaterial in nature or entered into in the ordinary course of business consistent with past practices or (B) settlement Contracts only involving the payment of cash in amounts that do not exceed $300,000 in any individual case;

(x) any Contract that is collectively bargained by the Company or any of its Subsidiaries;

(xi) other than purchase orders in the ordinary course of business consistent with past practices, any other Contract that provides for payment obligations by the Company or any of its Subsidiaries in any twelve (12) month period of $300,000 or more in any individual case that is not terminable by the Company or its Subsidiaries upon notice of ninety (90) days or less without material liability to the Company or its Subsidiary and is not disclosed pursuant to clauses (i) through (x) above, inclusive;

(xii)(A) any sales, distributor and reseller Contract that (1) is exclusive in nature, (2) was entered into outside the ordinary course of business consistent with past practices of the Company and its Subsidiaries, or (3) was among the top 15 sales, distributor and reseller Contracts in terms of aggregate dollar amounts paid by or to the Company for the period between January 1, 2007 and December 31, 2007 and (B) any advertising, agency, value added, original equipment manufacturer, manufacturer’s representative, joint marketing, joint development and joint venture Contract that provides for payments by or to the Company of $300,000 per year or more; and

(xiii) any Contract or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which could reasonably be expected to have a Company Material Adverse Effect.

(b) Section 5.16(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or by which any of their respective properties is bound or affected as of the date hereof, setting forth for each such Company Material Contract, the subsections of Section 5.16(a) applicable to such Company Material Contract.

(c) Each Company Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, other than those Company Material Contracts that by their terms have expired or been terminated since the date of this Agreement, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Company Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not reasonably be expected, individually or in the aggregate, to be material to the Company.

5.17 Warranties.

(a) No product or service provided, manufactured, sold, leased, licensed or delivered by the Company or any of its Subsidiaries is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company or the appropriate Subsidiary and (ii) manufacturers’ warranties for which neither the Company nor any of its Subsidiaries has any liability.

(b) The reserve for warranty claims set forth on the Company Balance Sheet and any reserves for warranty claims created by the Company in the ordinary course of business subsequent to the date of the Company Balance Sheet are reasonably adequate and were calculated in accordance with GAAP consistently applied.

(c) Neither the Company nor any of its Subsidiaries has any liability to any customer in connection with any service provided or product manufactured, sold, leased or delivered by the Company or any of its Subsidiaries to provide the customer with any other services or products of the Company or such Subsidiary of the Company on pre-negotiated terms, including for upgrades to other services or products at prices below the Company’s or any of its Subsidiaries’ published price for such services or products. Neither the Company nor any of its Subsidiaries has any liability to any customer in connection with any service provided or product manufactured, sold, leased or delivered by the Company or any of its Subsidiaries other than those arising in the ordinary course of business.

(d) There have been no recalls with respect to the Proprietary Products during the past five (5) years or any claims with respect to the Proprietary Products that are open as of the date hereof or that were closed at any time after January 1, 2003. There are no outstanding Proprietary Products recalls or claims with respect to the Proprietary Products and, to the Knowledge of the Company, there is no basis for any present or future Proprietary Product recall or Proprietary Products claims with respect to any Proprietary Products that could reasonably be expected to give rise to any liability or other obligations in excess of $300,000 individually or in aggregate. The reserve for warranty liabilities reflected in the Company Balance Sheet is sufficient to satisfy all future warranty claims related to Proprietary Products sold, licensed or sublicensed, and services rendered, by the Company and its Subsidiaries prior to the Closing.

5.18 Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by the Company or any of its Subsidiaries are listed in Section 5.18 of the Company Disclosure Letter. Each such policy is in full force and effect and all premiums due thereon have been paid in full. True and complete copies of each listed policy have been furnished to Parent. Neither the Company nor any Subsidiary has received any notices from any issuer of any of their insurance policies canceling or amending any policies listed in Section 5.18 of the Company Disclosure Letter, increasing any deductibles or retained amounts thereunder, or increasing premiums payable thereunder. There is no claim by the Company or any Subsidiary pending under any of such policies as to which coverage has been denied or disputed by the underwriters or in respect of which the underwriters have reserved their rights. Neither the Company, any of the Subsidiaries nor any affiliate thereof has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

5.19 Export Control Laws. The Company and each of its Subsidiaries have at all times conducted their export transactions materially in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business.

5.20 Foreign Corrupt Practices Act. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on behalf of any of them or the Company or its Subsidiaries) have, directly or indirectly, taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Legal Requirements applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States (collectively, the “FCPA”), or, to the Company’s Knowledge, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

5.21 Information in the Proxy Statement, Schedule TO and Offer Documents. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the preliminary and definitive proxy statements (collectively, the “Proxy Statement”) to be filed by the Company or the Schedule TO or any of the Offer Documents to be filed by the Company, Parent and/or Merger Sub with the SEC in connection with the Offer or the Merger will, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which is required to be set forth in a supplement to the Proxy Statement or any of the Offer Documents, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by Parent or Merger Sub expressly for the purpose of inclusion or incorporation by reference in the Proxy Statement, the Schedule TO or any of the Offer Documents.

5.22 Fairness Opinion. The Company has received the written opinion of Thomas Weisel Partners LLC dated the date hereof, to the effect that the consideration to be received by the stockholders of the Company (other than Parent, Merger Sub, the Company, any Subsidiary thereof or any stockholder who demands and perfects appraisal rights) in the Offer and the Merger is fair to such stockholders from a financial point of view, as of the date hereof, and a copy of such opinion has been delivered to Parent and Merger Sub. Such fairness opinion has not been disclaimed, modified, conditioned or otherwise modified in any way. The Company has been authorized by Thomas Weisel Partners LLC to permit the inclusion of such opinion in its entirety as exhibits to the Schedule 14D-9 and the Proxy Statement.

5.23 No Discussions. As of the date of this Agreement, none of the Company, any Subsidiaries, the Company Board or any of its or their respective Affiliates or Representatives, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal. Since the Company Balance Sheet date, none of the Company or any Subsidiaries has terminated or waived any rights under any confidentiality, “standstill,” nonsolicitation or similar agreement with any third party to which any of the Company or any Subsidiary is or was a party or under which any of the Company or any Subsidiary has or had any rights.

SECTION 6.    REPRESENTATIONS AND WARRANTIES BY PARENT AND MERGER SUB.

Parent and Merger Sub represent and warrant to the Company as follows:

6.1 Organization and Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

6.2 Authority for Agreement.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered at Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (including the Offer and the Merger). The execution and delivery by Parent and Merger Sub of this Agreement and each instrument required hereby to be executed and delivered by them at Closing and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Offer and the Merger) have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to adopt or approve this Agreement or to consummate the transactions contemplated hereby (including the Offer and the Merger. This Agreement has been and each instrument required hereby to be delivered by Parent and Merger Sub at the Closing will be duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

(b) The execution and delivery of this Agreement by Parent and Merger Sub and each instrument required hereby to be executed and delivered by Parent or Merger Sub at the Closing and the compliance with the provisions of this Agreement by Parent and Merger Sub and the consummation by Parent, do not and will not (i) conflict with or violate the articles of organization or the by-laws of Parent, each as amended to date and currently in effect, or the certificate of incorporation or the bylaws of Merger Sub, each as amended to date and currently in effect, or (ii) violate any Legal Requirement applicable to Parent or Merger Sub or any of their respective properties or assets.

(c) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Person or Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Offer or the Merger and other transactions contemplated hereby, except as may be required by or under (i) the Exchange Act and the rules and regulations promulgated thereunder or any other federal or state securities laws, rules or regulations, (ii) any foreign securities laws, (iii) the rules and regulations of the NYSE, (iv) the HSR Act or (v) any foreign antitrust or competition law or regulation.

6.3 Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Parent or Merger Sub or any of their respective Affiliates or “associates” (as defined in Rule 405 under the Securities Act) in such manner as to give rise to any valid claim against the Company or any stockholder of the Company for any brokerage or finder’s commission, fee or similar compensation.

6.4 Offer Documents; Schedule 14D-9; Proxy Statement.

(a) The Schedule TO, when filed with the SEC, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, on the date first published, disseminated or given to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company or any of its officers, directors, representatives, agents or employees in writing expressly for inclusion or incorporation by reference in the Schedule TO or the Offer Documents.

(b) None of the information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees expressly for inclusion in the Schedule 14D-9 will, on the date the Schedule 14D-9 is first sent to the Company’s stockholders or at the expiration date of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) None of the information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees expressly for inclusion in the Proxy Statement will, on the date the Proxy Statement is first sent to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.5 Litigation. There are no actions, suits, claims, investigations, arbitrations or proceedings pending or, to Parent’s knowledge, threatened against Parent or Merger Sub before or by any court, arbitrator or Governmental Entity that, either individually or in the aggregate, would materially and adversely affect Parent’s or Merger Sub’s ability to consummate the Offer, the Merger or any other transaction contemplated by this Agreement.

6.6 Funds. As of the date hereof Parent has, and Parent will have upon the expiration date of the Offer (as the same may be extended from time to time pursuant to this Agreement), the funds necessary to satisfy its obligation to cause Merger Sub to pay for shares of Company Common Stock pursuant to the Offer and to cause the Surviving Corporation to pay the Merger Consideration.

6.7 Ownership and Activities of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

6.8 Interested Stockholder. None of Parent, Merger Sub or any of their respective “affiliates” or “associates” is, as of the date hereof, or has been within the last three years, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

SECTION 7.    COVENANTS RELATING TO CONDUCT OF BUSINESS.

7.1	Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Confidentiality Agreement dated March 19, 2008 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective Representatives (as defined in the Confidentiality Agreement) to hold and keep confidential, any “Evaluation Material” (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(b) Access to Information. During the period prior to the Effective Time and subject to the Confidentiality Agreement and Legal Requirements, the Company will provide and will cause its Subsidiaries and its and their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors and agents and other representative (the “Representatives”) to provide to Parent, Merger Sub and their respective authorized Representatives, during normal business hours and upon reasonable notice, access to the properties, books, analysis, projections, plans, systems, contracts, commitments, records, personnel offices and other facilities of the Company and its Subsidiaries and the personnel of the Company and its Subsidiaries to obtain all information concerning the business of the Company and its Subsidiaries, including the status of product development efforts, properties, results of operations and personnel of the Company and its Subsidiaries, as Parent may reasonably request. During such period, the Company shall (and shall cause its Subsidiaries to), subject to any limitations imposed by Legal Requirements with respect to records of employees, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Without limitation of the foregoing, the Company agrees to promptly provide to Parent and its Representatives copies of such internal financial statements (including Tax Returns and supporting documentation) as may be reasonably requested. Any information obtained from the Company or any of its Subsidiaries pursuant to the access contemplated by this Section 7.1(b) shall be subject to the Confidentiality Agreement.

(c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 7.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

7.2 Conduct of the Company’s Business Prior to Closing.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, during the period from the date hereof and continuing until the earlier of (x) the termination of this Agreement pursuant to Section 10.1 or (y) the Effective Time (the “Pre-Closing Period”), except as expressly contemplated or permitted by this Agreement, including the matters set forth in Section 8.3, subject to compliance with applicable Legal Requirements (including antitrust Legal Requirements) or to the extent Parent shall otherwise agree in writing, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct their respective businesses and operations in the ordinary course in a manner consistent with past practices and in compliance with all applicable Legal Requirements and the requirements of all Company Contracts, (ii) timely file all filings with the SEC, (iii) provide all notices, assurances and support required by any Contract relating to any Intellectual Property in order to ensure that no condition under such Contract occurs which could result in, or could increase the likelihood of, any transfer or disclosure by it of any Intellectual Property, (iv) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the date of this Agreement covering all of its material assets, and (v) take no action that would adversely affect or materially delay the ability of the Parties to obtain any necessary approvals of any Governmental Body required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or to complete the transactions contemplated by this Agreement; and the Company shall, and shall cause each of its Subsidiaries to, use all reasonable efforts to (A) maintain and preserve intact the business organization and the goodwill of the Company and each of its Subsidiaries, (B) keep available the services of the current officers and employees of the Company and each of its Subsidiaries and (C) preserve the present relationships of the Company and each of its Subsidiaries with customers, suppliers, landlords, creditors, licensors, licensees, channel partners and other Persons with which the Company and each of its Subsidiaries have significant business relations.

(b) By way of amplification and not limitation to the provisions of subsection (a) above, except as specifically set forth on Section 7.2 of the Company Disclosure Letter, the Company shall not, and shall cause each of its Subsidiaries not to, during the Pre-Closing Period, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

(i) amend or otherwise change the Company Governing Documents or the organizational documents of any of its Subsidiaries or change the Company’s or any of its Subsidiaries’ fiscal year;

(ii) adopt or implement any stockholder rights plan, “poison pill” anti-takeover plan or other similar plan that, in each case, is applicable to Parent, Merger Sub or the transactions contemplated by this Agreement, or amend or terminate the Rights Agreement Amendment;

(iii) authorize the issuance, issue, sell, grant, dispose of, deliver (whether through the issuance or granting of options, warrants, commitments, subscription, rights to purchase or otherwise) or encumber or otherwise mortgage, pledge or subject to any security interest, or commit to authorize the issuance, sale, grant, disposition, deliverance, encumbrance, mortgage or pledge of, any capital stock or other securities of the Company or any of its Subsidiaries, other than pursuant to the exercise of Company Options outstanding as of the date hereof under the terms thereof or pursuant to the Company Option Plans;

(iv)(A) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock or other equity or voting interests (other than dividends and distributions by a Subsidiary to its parent in the ordinary course of business consistent with past practices); (B) split, combine, recapitalize or reclassify any of its capital stock or other equity or voting interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, any other securities or any options; (C) amend the terms (including any conversion price) or change the period of exercisability of any securities of the Company or its Subsidiary, or any option, warrant or right, directly or indirectly, to acquire any securities of the Company or any of its Subsidiaries; or (D) purchase, repurchase, redeem or otherwise acquire any securities (including any options or other shares of restricted stock, except pursuant to forfeiture conditions of such restricted stock) of the Company or any of its Subsidiaries, or propose to do any of the foregoing, other than pursuant to the exercise of Company Options outstanding as of the date hereof under the terms thereof;

(v) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Option Plans, any provision of any Contract related to any stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any stock options or any related Contract;

(vi)(A) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) or lease or license any right or other asset from any corporation, partnership or other business organization or division or business thereof, except for assets acquired, leased or licensed by the Company in the ordinary course of business consistent with past practices and not requiring payment to be made in excess of $250,000 individually or $500,000 in the aggregate; (B) repurchase, prepay, incur, assume or guarantee any debt or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans or advances or capital contributions to or investments in any other Person, except in each case, with respect to obligations of the Subsidiaries of the Company or with respect to customary travel advances to the employees of the Company or any of its Subsidiaries; and (C) make, incur or commit to make or incur any capital expenditures or any obligations or liabilities in respect thereof outside the ordinary course of business consistent with past practices or make, incur, commit to make or incur any single capital expenditure in excess of $250,000, provided, however, that the maximum amount of capital expenditures on behalf of the Company, taken as a whole, during the Pre-Closing Period shall not exceed $500,000 in the aggregate;

(vii) sell, lease, license, pledge, transfer, dispose of, or encumber or otherwise mortgage, pledge or subject to any security interest (which shall include any exclusive license) any material assets or properties of the Company or any of its Subsidiaries (except in each instance for (A) sales of assets and products in the ordinary course of business and in a manner consistent with past practices, (B) dispositions of obsolete or worthless assets, or (C) any license of Company Intellectual Property in the ordinary course of business and in a manner consistent with past practices; provided that all such sales or dispositions of assets or products or licenses of Company Intellectual Property shall not have a value of, or require payments to be received in excess of $250,000 individually, or $500,000 in the aggregate);

(viii) dispose of, grant or exclusively license for, or permit to lapse any Company Intellectual Property Rights, or except commercial transactions in the ordinary course of business consistent with past practices pursuant to the Company’s standard form of nondisclosure agreement, dispose of or disclose to any Person, other than the representatives of Parent, any trade secret;

(ix)(A) enter into, renew, amend, terminate or waive any material right or remedy under (1) any material Contract or any Contract which by reason of its size, nature or otherwise is not in the ordinary course of business consistent with past practices, or (2) any lease relating to real property or personal property, (3) any material permit of the Company or any of its Subsidiaries or (4) any license with respect to the Company Intellectual Property (other than in the ordinary course of business consistent with past practices); (B) modify its standard warranty terms for its products or amend or modify any product warranties in effect as of the date hereof in any manner that is materially adverse to the Company or any of its Subsidiaries; or (C) enter into or amend any material Contract pursuant to which any other party is granted exclusive rights, non-competition rights, non-solicitation rights or similar rights or which restricts, limits, impedes or restrains the Company or any of its Subsidiaries from competing in any line of business, in any geographic area or with any Person or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services) or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging or which would have any such effect on Parent of any of its Affiliates with respect to Parent’s or any of its Affiliate’s ownership, control or operation of the Company or any of its Subsidiaries after the consummation of the Offer or the Effective Time;

(x) increase in any manner the compensation or severance or other termination or other benefits of, or pay any bonus to, any employee, officer, director or independent contractor of the Company, except for increases in base compensation in the ordinary course of business consistent with past practices for any employee or independent contractor of the Company (other than executive officers or directors of the Company) that were communicated to such employee or independent contractor prior to the date of this Agreement;

(xi) except as required to comply with applicable Legal Requirements or any Company Employee Plan in effect on the date hereof, (A) pay to any employee, officer, director or independent contractor of the Company any benefit not provided for under any Company Employee Plan in effect on the date hereof, (B) grant any awards under any Company Employee Plan (including the grant of options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Company Employee Plan or awards made thereunder, except as specifically provided herein), (C) take any action to fund (including any action to change the manner in which contributions are made or the basis on which such contributions are determined) or in any other way secure the payment of compensation or benefits under any Company Employee Plan, (D) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Employee Plan, (E) adopt, enter into or amend any employment agreement other than offer letters entered into with new employees in the ordinary course of business consistent with past practices that provide, except as required by applicable Legal Requirements, for “at will employment” with no severance benefits, (F) make any material determination under any Company Employee Plan that is inconsistent with the ordinary course of business consistent with past practices, or (G) terminate, enter into or amend any Company Employee Plan or otherwise change the coverage or benefits available thereunder (including, without limitation, by any amendment to any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan) exclusive of ministerial or immaterial modifications or amendments pertaining solely to administration of the Company Employee Plan;

(xii) hire any new employee at the level of vice president or above or with an annual base salary in excess of $200,000 or engage any independent contractor whose relationship may not be terminated by the Company on ninety (90) days’ notice or less, without penalty;

(xiii) adopt or enter into any labor or collective bargaining agreement or other labor union contract applicable to employees of the Company or any of its Subsidiaries or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or any of its Subsidiaries;

(xiv)(A) except as authorized and in accordance with GAAP and the critical accounting policies of the Company disclosed in its Annual Report on Form 10-K for fiscal year 2007, filed with the SEC or as required by applicable Legal Requirements, revalue in any material respect any of its assets or properties, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable or take any action to change accounting or Tax reporting policies, principles or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), or change any assumption underlying, or method of calculating, any bad debt contingency or other reserve; or (B) make or change any Tax election inconsistent with past practices or settle or compromise any federal, state, local or foreign Tax liability, claim, assessment, refund, offset or audit; fail to accrue or reserve in its books and records and

Financial Statements in accordance with past practices for Taxes payable by the Company; agree to an extension of a statute of limitations except in the ordinary course of business; fail to file any income or other Tax Return when due (or, alternatively, fail to file for available extensions) or fail to cause such Tax Returns when filed to be complete and accurate in all respects; fail to pay any amount of Taxes when due; or file any amended Tax Returns;

(xv) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practices of liabilities reflected or reserved against in the Financial Statements or incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practices;

(xvi)(A) fail to pay accounts payable and other obligations in the ordinary course of business consistent with past practices; (B) modify the payment terms or payment schedule of any receivables other than in the ordinary course of business consistent with past practices or accelerate the collection of receivables; (C) sell, securitize, factor or otherwise transfer any accounts receivable other than in the ordinary course of business consistent with past practices or accelerate the collection of receivables; or (D) permit any material change in the level of product returns, materially increase consumer rebates, discounts or refunds, or grant credits to any end user, reseller, distributor or the like except in the ordinary course of business consistent with past practices;

(xvii) institute, settle, compromise or agree to institute, settle or compromise any Legal Proceeding pending or threatened by or before any arbitrator, court or other Governmental Entity (for the avoidance of doubt, any settlement or Legal Proceeding, consent decree which involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the business of the Company or any of its Subsidiaries or involves the payments in excess of $250,000 in any single instance, or $500,000 in the aggregate, shall be deemed to be material);

(xviii) adopt a plan or agreement of, or resolutions providing for or authorizing, the complete or partial liquidation or dissolution of the Company or any of its Subsidiaries or authorize or become party to an Acquisition Proposal, recapitalization, spin-off, split-up, divestiture, consolidation, reclassification of shares, or similar transaction (other than the Merger);

(xix) enter into, amend or terminate any letter of intent, agreement in principle, memorandum of understanding or similar agreement with respect to a joint venture, strategic partnership or alliance, or supply arrangement or any other material transaction, or take any other material action outside the ordinary course of business and inconsistent with past practices;

(xx) enter into any new line of business that is material to the Company and its Subsidiaries, taken as a whole, change its operating policies, commit to or implement a material reduction-in-force, or combine, reorganize or restructure any portion of the Company’s operations, or the operations of any Subsidiary that are material to the Company and its Subsidiaries, taken as a whole, except as required by applicable Legal Requirements, regulation or policies imposed by any Governmental Entity;

(xxi) transfer or license to any Person any Company Intellectual Property (other than in the ordinary course of business consistent with past practices in connection with the sale of the Company’s and its Subsidiaries’ products or services); or

(xxii) authorize, resolve, commit, take or agree in writing or otherwise to take, any of the actions described in Sections 7.2(b)(i) through (xxi) above.

SECTION 8.    ADDITIONAL AGREEMENTS.

8.1 Stockholders Meeting; Proxy Material; Voting of Shares.

(a) Stockholders Meeting. If the approval of the Company’s stockholders (“Stockholder Approval”) is required under the DGCL in order to consummate the Merger other than pursuant to Section 253 of the DGCL, then, (i) in accordance with the DGCL and the Company’s Governing Documents, the Company, in consultation with Parent, shall establish a record date (which will be as promptly as reasonably practicable following the consummation of the Offer) for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) as promptly as practicable after the consummation of the Offer, for the purpose of voting on the matters requiring Stockholder Approval; provided that (A) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may extend the date of the Stockholders’ Meeting by no more than 10 Business Days, and the Company shall use commercially reasonable efforts during such 10 Business-Day period to obtain such a quorum as soon as practicable, and (B) with the prior written consent of Parent or Merger Sub, the Company may delay the Stockholder’s Meeting to the extent (and only to the extent) the Company reasonably determines that such delay is required by the DGCL, the Company’s certificate of incorporation or bylaws; and (ii) subject to Section 8.3(c), the Company Board shall advise and recommend unanimously to its stockholders that the stockholders of the Company grant Stockholder Approval and use commercially reasonable efforts to obtain Stockholder Approval, and the Company shall otherwise comply with the DGCL in connection with the Stockholders’ Meeting.

(b) Proxy Material. If Stockholder Approval is required under the DGCL in order to consummate the Merger other than pursuant to Section 253 of the DGCL, then, in accordance with DGCL and the Company Governing Documents, as promptly as reasonably practicable after the consummation of the Offer, the Company and Parent shall prepare jointly and the Company shall file with the SEC a preliminary Proxy Statement and all other proxy materials for such meeting. Subject to Section 8.3(c), the Company shall include in the Proxy Statement the unanimous recommendation of the Company Board to the stockholders of the Company to grant Stockholder Approval and the written opinion of the Company’s financial advisor, dated as of the date hereof. The Company and Parent, as the case may be, shall furnish all information concerning it as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. As promptly as reasonably practicable after any comments are received from the SEC thereon (or upon notice from the SEC that no such comments will be made), the Company shall, jointly with Parent, prepare and file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company shall promptly provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications, and (ii) a reasonable opportunity to participate in the response of the Company to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC. Whenever any event occurs that is required to be set forth in an amendment or supplement to the definitive Proxy Statement, the Company shall promptly inform Parent of such occurrence and shall, jointly with Parent, prepare and file with the SEC or its staff, and/or mail to stockholders of the Company, such amendment or supplement. The Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on the preliminary Proxy Statement and any amendment or supplement thereto prior to filing such with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall provide Parent with a copy of all such filings made with the SEC. The Company will promptly cause the definitive Proxy Statement to be mailed to its stockholders at the earliest practicable time after the definitive Proxy Statement is filed with the SEC. Subject to Section 8.3(d), the Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger.

(c) Voting of Shares. Parent shall vote any Company Shares beneficially owned by it or any of its Subsidiaries in favor of the adoption of this Agreement and approval of the Merger at the Stockholders’ Meeting.

8.2 Merger Without Meeting of Stockholders. Notwithstanding Section 8.1, in the event that Parent, Merger Sub or any other Subsidiary of Parent shall own, in the aggregate, at least 90% of the outstanding shares of Company Common Stock pursuant to the Offer, through exercise of the Top-Up Option, or otherwise, the Company and all other parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

8.3 Acquisition Proposals.

(a) No Solicitation. The Company shall not, and shall cause each of its Subsidiaries not to and shall not authorize or knowingly permit its employees or Representatives to, and shall specifically instruct its executive officers and Representatives not to, directly or indirectly, (i) solicit, initiate, induce, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiry with respect to, or the making, submission or announcement of, any inquiry, proposal, offer or indication of interest that constitutes or is reasonably likely to lead to an Acquisition Proposal, (ii) participate in, induce, or encourage any discussion or negotiations or otherwise cooperate or take any action to facilitate such discussions or negotiations, including by furnishing to any Person any information with respect to, the Company or its Subsidiaries in connection with any inquiry, proposal, offer or indication of interest that constitutes or may be reasonably likely to lead to an Acquisition Proposal, (iii) terminate, amend or grant any waiver or release under, or fail to use its commercially reasonable efforts to enforce, any standstill, confidentiality or similar agreement, (iv) approve any transaction under (other than this Agreement, the Offer, the Merger and the transactions contemplated hereby), or take any action to exempt any Person (other than Parent or Merger Sub) from the restrictions contained in, Section 203 of the DGCL, or (v) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any Acquisition Proposal, other than any confidentiality agreement entered into in accordance with Section 8.3(b)(i). The Company and its Subsidiaries and their officers, directors and employees will immediately cease, and the Company shall instruct and cause its Representatives to cease, any and all existing discussions or negotiations with any Person with respect to an Acquisition Proposal. The Company shall instruct and use its commercially reasonable efforts to cause any Person (other than Parent or Merger Sub) in possession of non-public information with respect to the Company or any of its Subsidiaries that was furnished by or on behalf of the Company or any of its Subsidiaries any time after August 1, 2007 with respect to any possible Acquisition Proposal or other possible significant transaction, to return or destroy promptly after the date of this Agreement (and ensure destruction of) all such information.

(b) Unsolicited Acquisition Proposals.

(i) Notwithstanding the provisions of Section 8.3(a), prior to the Acceptance Date (and in no event after such time), the Company may, furnish or cause to be furnished information to, or enter or cause to be entered into discussions or negotiations with, a Person in response to an unsolicited written bona fide Acquisition Proposal, if the Company Board determines in good faith, after consultation with a nationally recognized financial advisor and the Company’s outside legal counsel, that such proposal would reasonably constitute a Superior Proposal; provided that (A) the Company has first given Parent a written notice that states that the Company has received such Acquisition Proposal and includes the information set forth in Section 8.3(b)(ii) and thereafter continues to comply with Section 8.3(c)(ii), (B) such Acquisition Proposal was made after the date of this Agreement and did not otherwise result from a breach of this Section 8.3, (C) the Company shall have received from such Person an executed confidentiality agreement in reasonably customary form relating to the confidentiality of information to be provided to such Person and containing terms which shall not be any less protective to the Company than the terms of the Confidentiality Agreement (it being understood that such confidentiality agreement will not include any provision calling for any exclusivity right to negotiate with such Person or having the effect of prohibiting the Company from satisfying its obligations under this Agreement) (a copy of which shall be promptly provided to Parent after its execution), and (D) the Company Board shall have determined in good faith after consultation with the Company’s outside legal counsel, that failure to take such action would be reasonably likely to constitute a violation of its fiduciary duties under applicable Legal Requirements. As promptly as practicable (and, in any event, within 48 hours) after furnishing any information to such Person, the Company shall furnish such information to Parent.

(ii) As promptly as practicable (and, in any event, within three Business Days after receipt of an Acquisition Proposal or any request for information or any discussions or inquiries which is reasonably likely to lead to an Acquisition Proposal), the Company shall provide Parent with written notice of the material terms and conditions of such Acquisition Proposal, request, discussion or inquiry, and the identity of the Person or group making such Acquisition Proposal, request, discussion or inquiry, and a copy of all written materials provided in connection with any such Acquisition Proposal, request, discussion or inquiry. After receipt of such Acquisition Proposal, request, discussion or inquiry, the Company shall promptly (and, in any event, no later than 48 hours) keep Parent informed in all material respects of the status and details (including changes or proposed changes to the economic terms and any other material amendments or proposed material amendments and any withdrawals or abandonment) of any such Acquisition Proposal, request, discussion or inquiry and shall promptly provide to Parent a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request, discussion or inquiry.

(c) Board Recommendation.

(i) Neither the Company Board nor any committee thereof shall (A) fail to make or affirm the Board Recommendation, (B) withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, the Board Recommendation (it being understood that, subject to Section 8.3(d), publicly taking a neutral position or no position with respect to any Acquisition Proposal shall be considered an adverse modification), or (C) resolve, approve, recommend or otherwise declare advisable, or publicly propose to approve or recommend, an Acquisition Proposal or fail to recommend against any Acquisition Proposal (any of the actions described in the foregoing clauses (A), (B) and (C), a “Change of Recommendation”).

(ii) Notwithstanding anything to the contrary contained in this Agreement, the Company Board may, at any time prior to the Acceptance Date, make a Change of Recommendation if (A) the Company promptly notifies Parent and Merger Sub, in writing at least three Business Days hours before taking that action, of its intention to do so in response to the receipt by the Company of an Acquisition Proposal, attaching the most current version of any proposed agreement and a detailed summary of the material terms of any such proposal and the identity of the offeror, including the reasons therefor, (B) the Company Board, in the exercise of its fiduciary duties consistent with Legal Requirements, determines in good faith, after consultation with outside legal counsel and a nationally recognized financial advisor that (1) the Acquisition Proposal constitutes a Superior Proposal, or (2) that failure to take such action would constitute a violation of its fiduciary duties under applicable Legal Requirements, and (C) Parent or Merger Sub does not make, within three Business Days of notification by the Company to Parent and Merger Sub regarding the Company’s intention to make a Change of Recommendation, an offer that is at least as favorable to the stockholders of the Company, as determined by the Company Board in good faith (after consultation with a nationally recognized financial advisor), as such Superior Proposal (it being understood that the Company shall not take any action described in Section 8.3(c)(ii) during such three-Business Day period, and that any amendment to the economic terms or other material terms of such Superior Proposal shall require a new written notification from the Company and an additional three Business Day period).

(d) Compliance with Disclosure Obligations. Nothing contained in this Agreement shall prohibit the Company or the Company Board from complying with Rules 14a-9 (False or Misleading Statements), 14d-9 (Recommendation or Solicitation by the Subject Company and Others) and 14e-2(a) (Position of Subject Company) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if the Company Board determines, after consultation with the Company’s outside legal counsel, that failure to so disclose such position would result in a violation of Legal Requirements; provided, however, that any such disclosure that (i) does not reaffirm the Board Recommendation, (ii) with respect to any such disclosure relating to an Acquisition Proposal, goes beyond a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, or (iii) does not expressly reject such Acquisition Proposal, shall be deemed a Change of Recommendation.

(e) Takeover Statutes and Company Rights Plan. The Company Board shall not, in connection with any Change of Recommendation, take any action to change the approval of the Company Board for purposes of causing any state takeover statute, other state law, or the Rights Agreement to be applicable to or triggered by the transactions contemplated hereby. For the avoidance of doubt, this Section 8.3(e) shall not prohibit the Company from effecting a Change of Recommendation under the circumstances and subject to the conditions set forth in Section 8.3(c).

(f) Representatives. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director or Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 8.3 by the Company.

8.4 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or other public announcement, or scheduling any press conference or conference call with investors or analysts, with respect to the Offer, the Merger or this Agreement and shall not issue any such press release prior to such consultation and approval, except as may be required by Legal Requirements or any listing agreement related to the trading of the shares of either party on any securities exchange, in which case the party proposing to issue such press release or make such public announcement, or schedule a press conference or conference call with investors or analysts, shall use commercially reasonable efforts to consult in good faith with the other party before issuing any such press release, making any such public announcement, or scheduling any such press conference or conference call with investors or analysts; provided, however, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors, stockholders or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal non-public information regarding the other party.

8.5 Commercially Reasonable Efforts to Complete.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (including the Offer and the Merger), including using commercially reasonable efforts to: (i) cause the Offer Conditions and the conditions to the Merger set forth in SECTION 9 hereof to be satisfied or fulfilled; (ii) obtain all Necessary Consents or non-actions or waivers thereof from or by Governmental Entities, the expiration or termination of any applicable waiting periods, making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and (iii) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Without limiting the generality of the foregoing provisions of Section 8.5(a) hereof, the parties shall as promptly as reasonably practicable after the date of this Agreement and in any event with in 10 Business Days after the date of this Agreement prepare and file all necessary documentation, effect all necessary applications, notices, petitions and filings, including, without limitation, the Notification and Report Forms with the FTC and the DOJ, as required by the HSR Act and any comparable pre-merger notification filings, forms and submissions with any foreign Governmental Entity that may be required by the merger notification or control laws and regulations of any applicable foreign jurisdiction or be deemed desirable by Parent, in each case as Parent may deem necessary and/or appropriate, and use all reasonable best efforts to cause the expiration or termination of the applicable waiting period under the HSR Act. The parties shall promptly supply each other with any information which may be required in order to effectuate any such filing, application, notice or petition. Each of the Company, Merger Sub and Parent will notify the other promptly upon the receipt of: (A) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, and (B) any request by any officials of any Governmental Entity for amendments or supplements to any filing, application, notice or petition made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing, application, notice or petition made pursuant to this Section 8.5(b), the Company, Parent or Merger Sub, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement. Except where prohibited by applicable Legal Requirements, and subject to Section 8.2, each of the Company, Parent and Merger Sub shall consult with the others prior to taking a position with respect to any such filing, application, notice or petition, shall permit the other to review and discuss in advance, and consider in good faith the views of the others in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust Legal Requirements), coordinate with the other in preparing and exchanging such information and promptly provide the others (and their counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated by this Agreement, provided that with respect to any such filing, presentation or submission, each of the Company, Parent and Merger Sub need not supply the others (or their respective counsel) with copies (or in case of oral presentations, a summary) to the extent that any applicable Legal Requirements require such party or its Subsidiaries to restrict or prohibit access to any such information. To the extent reasonably practicable, neither the Company, Parent nor Merger Sub shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive communication with any Governmental Entity in respect of any such filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and to the extent permitted by applicable Legal Requirements and the applicable Governmental Entity, without giving the other parties the opportunity to attend or participate.

(c) Without limiting the generality of the foregoing provisions of Section 8.5(a) hereof, in the event that any state anti-takeover or other similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement (including the Offer and the Merger), the Company, at the direction of the Company Board, shall use commercially reasonable efforts to ensure that the transactions contemplated by this Agreement (including the Offer and the Merger) may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, assist Parent and Merger Sub in challenging the applicability of such state anti-takeover or similar statute or regulation upon request by Parent, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby (including the Offer and the Merger).

(d) Notwithstanding anything in this Section 8.5, neither Parent nor Merger Sub or any other subsidiary of Parent shall be obligated to accept or agree to anything that, in Parent’s reasonable judgment, would be expected to directly or indirectly have any of the effects set forth in condition (1) of Annex A.

8.6 Notification of Certain Matters. From and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, subject to applicable Legal Requirements, each of the

Company and Parent shall promptly notify the other party of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Offer and the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would reasonably be expected to result in any condition to the obligations of any party to effect the Offer, the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 8.6 shall not cure any breach of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

8.7 Third-Party Consents. As soon as practicable following the date hereof, the Company will use commercially reasonable efforts to obtain such material consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby and as may be reasonably requested by Parent, after consultation with the Company, so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated hereby (including the Offer and the Merger). In connection with seeking such consents, waivers, approvals and estoppel certificates, the Company shall keep Parent informed of all material developments and shall, at Parent’s request, include Parent in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder. Such consents, waivers, approvals and estoppel certificates shall be in a form acceptable to Parent. In the event the Offer is not consummated by Merger Sub’s acceptance of tendered Company Shares in accordance therewith or the Merger does not close for any reason, neither Parent nor Merger Sub shall have any liability to the Company, its stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers and approvals.

8.8 Employee Matters.

(a) Following the Closing, Parent shall give employees of the Company and its Subsidiaries credit for purposes of eligibility and vesting under any employee policy, program, arrangement or benefit plans maintained by Parent or any Subsidiary for such employees’ service with the Company and its Subsidiaries prior to the Closing Date, except to the extent that such crediting would result in duplication of benefits. Parent shall (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for such employees immediately prior to the Closing, and (ii) provide each such employee with credit for any co-payments and deductibles paid in the plan year in effect as of the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time, (iii) make provision for the employees of the Company to use or receive the economic equivalent of the vacation, holiday, sickness and personal days accrued by the employees of the Company and its Subsidiaries under the benefit plans and policies of the Company and its Subsidiaries, and (iv) assume or cause to be continued in accordance with their terms all existing employment, severance, change of control and salary continuation agreements between the Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries or group of such officers, directors, employees or consultants, in each case, to the extent the Company or any of its Subsidiaries would have been required to perform such agreement.

(b) As soon as reasonably practicable following the Effective Time, Parent and Merger Sub shall take all such action or actions as may be necessary or appropriate to merge the Company’s Retirement and Investment Savings Plan (the “Company’s Plan” ) with and into Parent’s 401(k) Savings Plan (the “Parent Plan” ). Such merger shall be effected in accordance with all applicable requirements of the Code and

ERISA, including the preservation of all accrued benefits (vested or unvested) under the Company’s Plan to the full extent required by applicable law, and the recognition by the Parent Plan of service prior to the Effective Time with the Company for eligibility and vesting purposes. The Company acknowledges and agrees that any such merger (1) shall not take place prior to expiration of any applicable notice period required by law and (2) may be further delayed by such review of the history and prior operation of the Company’s Plan as Parent may reasonably determine appropriate to conduct to ensure the continued tax qualification of the Parent Plan subsequent to the merger of Parent Plan and the Company’s Plan.

(c) Except as agreed by Parent and the Company and set forth in Section 8.8(c) of the Company Disclosure Letter, each of Parent and Merger Sub agrees that each employee of the Company who continues employment with the Company or any of its Subsidiaries after the Closing shall be provided health and welfare benefits that are no less favorable, in the aggregate, than those provided to similarly situated employees of Parent and its Subsidiaries under Parent employee plans.

(d) The Company Board (acting through its Compensation Committee) shall take all such steps as may be required to cause any compensation arrangements entered into by the Company or any of its Subsidiaries in connection with the Offer or the Merger during the Pre-Closing Period to be approved or ratified (to the extent not previously so approved or ratified), including, but not limited to, any employment agreements, as “employment compensation, severance or other employee benefit arrangement” by the Compensation Committee comprised solely of “independent directors” (in accordance with Rule 14d-10(d)(2) under the Exchange Act, for purposes of satisfying the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d) of the Exchange Act.

8.9 Indemnification.

(a) Indemnity. From and after the Effective Time, the Surviving Corporation will fulfill and honor in all respects the obligations of the Company pursuant to the indemnification agreements between the Company and its directors and officers in effect as of the date hereof and listed in Section 8.9(a) of the Company Disclosure Letter (including, to the extent indemnifiable thereunder, for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (the “Indemnified Parties”), subject to Legal Requirements. Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect in the Surviving Corporation’s (or any successor’s) certificate of incorporation and bylaws provisions with respect to indemnification, exculpation and advancement of expenses in favor of each individual who is now, or has been at any time prior to the date hereof, a director or officer of the Company, with respect to acts or omissions occurring prior to the Effective Time, including the transactions contemplated by this Agreement, that are at least as favorable to the present or former directors and officers of the Company as those contained in the Company Governing Document as in effect on the date of this Agreement.

(b) Insurance. For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to maintain directors’ and officers’ liability insurance with one or more reputable unaffiliated third-party insurers covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof for events occurring prior to the Effective Time on terms and conditions that are, in the aggregate, no less favorable to the insured than those applicable to the current directors and officers of the Company under policies maintained by the Company; provided, however, that in no event will the Surviving Corporation be required to expend in the aggregate in excess of one hundred twenty-five percent (125%) of the annual premium currently paid by the Company for such coverage (such amount, the “Maximum Payment”), (and to the extent such premium would exceed the Maximum Payment for such coverage, the Surviving Corporation shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such Maximum Payment); and provided further, however, that notwithstanding the foregoing, that Parent may satisfy its obligations under this Section 8.9(b) by purchasing a “tail” policy under the Company’s existing directors’ and officers’ insurance policy, which (i) has an effective term of six (6) years from the Effective Time, (ii) covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time and (iii) contains terms and conditions that are, in the aggregate, no less favorable to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof.

(c) Third-Party Beneficiaries. This Section 8.9 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 8.9.

8.10 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement.

8.11 Section 16 Matters. Prior to the Effective Time, the Company Board or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act of shares of Company Common Stock or Company Options pursuant to the Offer or the Merger shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

8.12 Company Rights Plan. The Company shall not redeem any rights under the Rights Agreement or amend or modify (other than to render such rights inapplicable to or otherwise not triggered by (i) the Offer or the Merger or (ii) any action permitted under this Agreement) or terminate the Rights Agreement prior to the Effective Time unless, and only to the extent that, it is required to do so by order of a court of competent jurisdiction.

8.13 Stockholder Litigation. In connection with any stockholder litigation which may be brought against the Company or its directors relating to the Offer, the Merger or any other transaction contemplated by this Agreement, the Company shall keep Parent and Merger Sub, and any counsel which Parent and Merger Sub may retain, informed of the status of such litigation and will provide Parent’s and Merger Sub’s counsel the right to participate in the defense of such litigation to the extent Parent and Merger Sub are not otherwise a party thereto, and the Company shall not enter into any settlement or compromise of any such stockholder litigation without Parent’s and Merger Sub’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

8.14 Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

8.15 Parent Payment.

(a) Concurrently with the execution and delivery of this Agreement, Merger Sub shall deliver to the Company a promissory note for $7,500,000 to represent Merger Sub’s obligation to reimburse the Company for its payment of the termination fee under Section 8.1(c)(iii) of the GWT Agreement, without deduction or offset of any nature upon termination of this Agreement as provided in Section 8.15(b) (the “EMC Payment Amount”) and in the promissory note.

(b) If this Agreement is validly terminated by Parent pursuant to Section 10.1(e)(i), Section 10.1(e)(ii) or Section10.1(e)(iii), or by the Company pursuant to Section 10.1(d)(ii), then Merger Sub shall not be obligated to reimburse the Company any portion of the EMC Payment Amount, and Merger Sub’s promissory note for the EMC Payment Amount automatically shall be canceled in full. If this Agreement is validly terminated pursuant to Section 10.1 for any reason not specifically listed in the immediately preceding sentence, other than a termination by the Company pursuant to Section 10.1(d)(i), Merger Sub shall reimburse the Company for an amount in cash equal to 50% of the EMC Payment Amount pursuant to Merger Sub’s promissory note, which automatically shall be canceled with respect to the remaining 50% of the amount of such note. Any payment by Merger Sub on Merger Sub’s promissory note as provided in this Section 8.15 shall be the Company’s sole and exclusive remedy, and Parent’s and Merger Sub’s sole and exclusive liability, on account of the termination of this Agreement giving rise to such payment.

SECTION 9.    CONDITIONS TO THE MERGER.

The respective obligations of each party under this Agreement to consummate the Merger and the other transactions contemplated in connection with the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Legal Requirements:

9.1 Stockholder Approval; Necessary Consents. Stockholder Approval, if required, shall have been obtained and shall not have been rescinded, revoked or changed. The Company shall have obtained all Necessary Consents.

9.2 Purchase of Company Shares. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment and paid for all of the Company Shares validly tendered pursuant to the Offer and not withdrawn.

9.3 No Injunction or Restraints; Illegality. No order, injunction, judgment, ruling or decree issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, deemed applicable to the Merger or enforced by any Governmental Entity which prohibits, or makes illegal consummation of the Merger.

9.4 HSR Act and Foreign Approvals. All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and the parties shall have obtained or received any consents, waivers, approvals, orders authorizations, registrations, declaration and filings required under the foreign merger control regulations set forth in Section 5.4(d) of the Company Disclosure Letter.

SECTION 10.    TERMINATION.

10.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the receipt of Stockholder Approval:

(a) by mutual written consent of the Company and the Parent;

(b) by written notice of either Parent or the Company prior to the first acceptance for payment of Company Shares pursuant to the Offer, if the Offer shall not have been consummated on or before August 31, 2008 (the “Outside Date” ); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Offer to consummated on or before the Outside Date; provided further, that in any event either Parent or the Company may terminate this Agreement if the Acceptance Date has not occurred by September 30, 2008;

(c) by written notice of either the Company or Parent, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action, (i) restraining, enjoining, preventing or otherwise prohibiting the acceptance for payment of, and payment for, the Company Shares pursuant to the Offer or consummation of the Merger, or (ii) making the acceptance for payment of, and payment for, the Company Shares pursuant to the Offer or consummation of the Merger illegal, and such Legal Requirement, order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party terminating this Agreement pursuant to this Section 10.1(c) shall have complied with its obligations under Section 8.5 to have any such order, decree or ruling lifted or vacated;

(d) by written notice of the Company:

(i) if prior to the acceptance of payment of Company Shares pursuant to the Offer and if the Company is not in material breach of its obligations or its representations and warranties under this Agreement, (A) there shall have been a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or (B) any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, that would have, in either case, individually or in the aggregate, a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Offer or the Merger; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Sub or such inaccuracies in the representations and warranties of Parent or Merger Sub are curable by Parent or Merger Sub through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 10.1(d)(i) until the earlier of (x) the expiration of any current Offer (as may be extended pursuant to Section 2.1(c)), (y) 15 calendar days after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (z) the Outside Date;

(ii) immediately prior to entering into a definitive agreement with respect to a Superior Proposal, provided that (A) the Company has complied in all material respects with all of its obligations pursuant to Section 8.3 and (B) immediately prior to the termination of this Agreement, the Company pays to Parent the Company Termination Fee payable pursuant to Section 10.2(b) hereof; or

(e) by written notice of Parent:

(i) if prior to the acceptance of payment of Company Shares pursuant to the Offer and if Parent is not in material breach of its obligations or its representations and warranties under this Agreement, (A) there shall have been a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or (B) any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, that would, in the case of each of (A) and (B) above, result in any of the Offer Conditions not being satisfied; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts (it being understood that a failure to comply with Section 8.3 shall be deemed incapable of being cured), then Parent shall not be permitted to terminate this Agreement pursuant to this Section 10.1(e)(i) until the earlier of (x) the expiration of any current Offer (as may be extended pursuant to Section 2.1(c)), (y) 15 calendar days after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (z) the Outside Date;

(ii) in the event that a Triggering Event shall have occurred;

(iii) if the Company shall have breached in any material respect any of its obligations under Section 8.3; or

(iv) if, subject to Section 2.1, due to a failure of the Offer Conditions to be satisfied at the expiration of the Offer, the Offer shall have expired or been terminated without Merger Sub having purchased any Company Shares under the Offer; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.1(e)(iv) if Parent’s or Merger Sub’s breach of this Agreement was directly or indirectly the principal cause of, or directly or indirectly resulted in, the failure of any of the Offer Conditions to be satisfied or the failure of Merger Sub to have accepted for payment Company Shares under the Offer.

10.2 Effect of Termination.

(a) Limitation on Liability. In the event of a termination and abandonment of this Agreement by either the Parent or the Company as provided in Section 10.1, this Agreement shall immediately become void and have no effect, and none of the Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of their respective officers or directors shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except with respect to Sections 7.1, this Section 10.2, and SECTION 11 and with respect to any liabilities or damages incurred or suffered by a party as a result of any willful or intentional breach of any provision of this Agreement or any other agreement delivered in connection herewith or any fraud.

(b) The Company shall pay to Parent a termination fee (the “Company Termination Fee”) of $7,500,000 in immediately available funds in the event that this Agreement is terminated solely as follows: (i) if the Company shall terminate this Agreement pursuant to Section 10.1(d)(ii) or (ii) if Parent shall terminate this Agreement pursuant to Section 10.1(e)(ii) or Section 10.1(e)(iii) ), or (iii) if Parent shall terminate this Agreement pursuant to Section 10.1(b) or 10.1(e)(i) and, with respect to a termination referred to in this clause (iii), (A) at the time of termination, an Acquisition Proposal with respect to the Company shall have been made to the Company Board or the Company or publicly announced and not bona fidely and irrevocably withdrawn, and (B) the Company enters into or amends a definitive agreement with respect to, or consummates, an Acquisition Proposal within six months following the date this Agreement is terminated. For purposes of Section 10.2(b)(iii), “Acquisition Proposal” shall have the meaning ascribed thereto in Section 1.1 except that references in the definition of “Acquisition Proposal” to “10%” shall be replaced by “25%.”

(c) Payments. Any Company Termination Fee required to be paid pursuant to Sections 10.2(b)(i) or 10.2(b)(ii) shall be made not later than one Business Day after termination of this Agreement. Any Company Termination Fee required to be paid pursuant to Section 10.2(b)(iii) shall be made not later than one Business Day after entrance by the Company into a definitive agreement with respect to such Acquisition Proposal, or consummation of such Acquisition Proposal, whichever first occurs. In no event shall payment of more than one Company Termination Fee be made. All payments under this Section 10.2 shall be made by wire transfer of immediately available funds to an account designated by Parent.

10.3 Amendment. Subject to compliance with applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action taken by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger to the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, no amendment of this Agreement shall be made which by Legal Requirements requires further approval by the stockholders of the Company without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of the Company, no extension or waiver of this Agreement or any portion thereof shall be made which by law requires further approval by the stockholders of the Company without obtaining such approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

SECTION 11.    MISCELLANEOUS.

11.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 11.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or relates to delivery of the Exchange Fund in full.

11.2 Expenses. Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

11.3 Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight prepaid courier or by facsimile (receipt confirmed) to:

if to Parent or Merger Sub:

EMC Corporation

176 South Street

Hopkinton, MA 01748

Attention: Office of the General Counsel

Facsimile: (508) 497-6915

if to the Company:

Iomega Corporation

10955 Vista Sorrento Parkway

San Diego, California 92130

Attention: Jonathan S. Huberman, Chief Executive Officer

Ron S. Zollman, General Counsel & Secretary

Facsimile: (858) 314-7005

with a copy to:

Paul Hastings Janofsky & Walker LLP

3579 Valley Centre Drive

San Diego, California 92130

Attention: Deyan P. Spiridonov

Facsimile: (858) 720-2555

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent three (3) days following the date on which mailed, or one (1) day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by facsimile transmission (receipt confirmed), as the case may be, and addressed as aforesaid.

11.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Parent without the consent of the Company.

11.5 Counterparts. This Agreement may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

11.6 Facsimile. The delivery of signature pages to this Agreement (in counterparts or otherwise) by facsimile transmission or other electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

11.7 Severability. In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Legal Requirements, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party). If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable, such court has the power to fashion and enforce another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the intentions of the parties hereto under this Agreement and, in the event that such court does not exercise such power, the parties hereto shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the parties’ intentions to the greatest lawful extent under this Agreement.

11.8 Third Party Beneficiaries. Except as specifically set forth in Section 8.9, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their permitted successors or assigns.

11.9 Governing Law; Submission to Jurisdiction. This Agreement, and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby, including, without limitation, the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts applicable to contracts made and to be performed entirely in such Commonwealth (without giving effect to the conflicts of laws provisions thereof); provided, however, that the Merger shall be governed by the DGCL. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any court of competent civil jurisdiction sitting in The Commonwealth of Massachusetts over any action arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereto hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of such action brought in such court or any claim that such action brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any applicable Legal Requirement. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any action by delivery of a copy thereof in accordance with the provisions of Section 11.3 and consents to the exercise of jurisdiction of the courts of The Commonwealth of Massachusetts over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.

11.10 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and other Exhibits hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement.

11.11 Specific Performance. The parties hereto agree that irreparable damage would occur to Parent and Merger Sub in the event that the provisions contained in this Agreement were not performed by the Company in accordance with its specific terms or were otherwise breached by the Company. It is accordingly agreed that Parent or Merger Sub shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement, including, but, not limited to, the provisions of Section 7.1, Section 8.1, Section 8.3, all obligations of the Company with respect to the Merger, and the exercise of the Top-Up Option by Parent or Merger Sub, in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

EMC CORPORATION

By:	/s/ Paul T. Dacier
Name:	Paul T. Dacier
Title:	Executive Vice President and General Counsel

EMERGE MERGER CORPORATION

By:	/s/ Paul T. Dacier
Name:	Paul T. Dacier
Title:	President

IOMEGA CORPORATION

By:	/s/ Jonathan Huberman
Name:	Jonathan Huberman
Title:	Chief Executive Officer

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer, but subject to compliance with Section 2.1 of the Agreement, Merger Sub (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to the obligation of Merger Sub to pay for or return tendered Company Shares promptly after termination or withdrawal of the Offer)), pay for any tendered Company Shares, (ii) may delay the Acceptance Date and (iii) may allow the Offer to expire on its expiration date or amend the Offer as to Company Shares not then paid for at or prior to the scheduled expiration of the Offer (as it may be extended pursuant to Section 2.1(c) of the Agreement), unless (A) all waiting periods (and extensions thereof) applicable to the transactions contemplated by the Agreement (including the Offer and the Merger) under the HSR Act or any applicable antitrust, competition or merger control laws shall have expired or been terminated, provided, however, that solely with respect to non-U.S. antitrust, competition or merger control laws and excluding for purposes of this proviso any European Commission filings and examinations, this condition shall be deemed satisfied unless the failure of such waiting periods to have expired or been terminated would have a suspensory effect or would reasonably be expected to result in material limitations on the ownership or operations of Parent or the Company or would subject Parent or the Company to the payment of a material fine or penalty, (B) the Minimum Condition shall have been satisfied and (C) none of the following shall be true:

(1) any statute, rule, regulation, legislation, judgment, order or injunction shall be enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer by any Governmental Entity (other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger), that has had or would reasonably be expected to have, any of the following consequences:

(A) make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Company Shares by Merger Sub or the consummation of the Offer or the Merger;

(B) obtain material damages in connection with the Offer or Merger;

(C) restrain, prohibit or limit the ownership or operation by Parent, Merger Sub, the Company or any of their respective Affiliates, or materially restrict the exercise or use, of all or any material portion of the business or assets of Parent, the Company or any of their respective Affiliates, or compel Parent, Merger Sub, the Company or any of their respective Affiliates to dispose of, license or hold separate all or any material portion of the business or assets of Parent, Merger Sub, the Company or any of their respective Affiliates, or seek to impose any material limitations on the ability of Parent or Merger Sub to conduct its business or own such assets; or

(D) impose material limitations on the ability of Parent, Merger Sub or any of Parent’s other Affiliates effectively to acquire, hold or exercise full rights of ownership of the Company Shares or any shares of common stock of the Surviving Corporation acquired by Parent, Merger Sub or any of Parent’s other Affiliates on all matters properly presented to the Company’s stockholders.

(2) there shall be instituted or pending or overtly threatened in writing any action or proceeding by any Governmental Entity that has resulted or is reasonably likely to result in any of the consequences referred to in clauses (A) through (D) of paragraph (1) above;

(3)(i) any of the representations and warranties of the Company in Sections 5.1, 5.2, 5.3, 5.4, and 5.21 in this Agreement shall not be true, complete and correct in all material respects on the date hereof or as of the expiration date of the Offer as though such representation or warranty had been made at the time of the expiration of the Offer (except that those representations and warranties which address matters only as of a particular date shall not remain true, complete and correct as of such date), and (ii) any of the other representations and warranties of the Company in this Agreement shall not be true, complete and correct in all respects on the date hereof or as of the expiration date of the Offer as though such representation or warranty had been made at the expiration of the Offer (except that those representations and warranties which address matters only as of a particular date shall not remain true, complete and correct as of such date); provided, however, that the condition set forth in Clause (3)(ii) shall not be deemed to exist unless the effect of all such failures of representations and warranties to be true and correct (for purposes of this proviso, determining the truth or correctness of such representations without giving effect to any qualifications with respect to materiality or Company Material Adverse Effect), taken together, would reasonably be expected to have a Company Material Adverse Effect.

(4)(A) the Company shall have failed to perform or comply in any material respect with any of its obligations under Section 8.3 of the Agreement, or (B) the Company shall have failed to perform or comply in any material respect with any of its agreements, obligations or covenants under the Agreement and such failure to perform or comply with such other agreements, obligations or covenants shall not have been cured to the good faith reasonable satisfaction of Parent;

(5) any Company Material Adverse Effect shall have occurred or exist following the execution and delivery of the Agreement and be continuing;

(6) any Triggering Event shall have occurred and be continuing;

(7) the Agreement shall have been terminated in accordance with its terms; or

(8) immediately prior to the expiration of the Offer, the Company shall not have delivered to Parent a certificate executed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company certifying that the conditions set forth in paragraphs (3), (4) and (5) in this Annex A are satisfied as of such time and date.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of the Agreement, may be waived by Parent or Merger Sub, in whole or in part at any time and from time to time in the sole discretion of Parent or Merger Sub. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms that are used in this Annex A shall have the respective meanings ascribed thereto in the Agreement and Plan of Merger (the “Agreement”), dated as of April 8, 2008, by and among EMC Corporation, a Massachusetts corporation (“Parent”), Emerge Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Iomega Corporation, a Delaware corporation (the “Company”).

EXHIBIT A

TENDER AND VOTING AGREEMENT

THIS TENDER AND VOTING AGREEMENT (this “Agreement”) is made and entered into as of April 8, 2008 by and between EMC Corporation, a Massachusetts corporation (“Parent”), and the undersigned stockholder (the “Stockholder”) of Iomega Corporation, a Delaware corporation (the “Company”).

RECITALS

A. Parent, Emerge Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for, among other things, (i) an offer by Merger Sub (the “Offer”) to pay Three Dollars and Eighty-five Cents ($3.85) in cash (the “Offer Price”) for each of the issued and outstanding shares of common stock, par value $0.03-1/3 per share, of the Company (“Company Common Stock”), and (ii) the merger of Merger Sub with and into the Company (the “Merger”) pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement.

B. The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of Company Common Stock and options to purchase such number of shares of Company Common Stock as is indicated on the signature page of this Agreement.

C. As a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required the Stockholder, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholder (solely in the Stockholder’s capacity as such) has agreed to, enter into this Agreement and tender and vote the Shares as described herein.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated for any reason, (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (iii) such date and time as any amendment or change to the Merger Agreement is effected without the Stockholder’s consent that (A) decreases the Offer Price or (B) materially and adversely affects the Stockholder.

(b) “Person” shall mean any individual, corporation, limited liability company, general or limited partnership, trust, unincorporated association or other entity of any kind or nature, or any governmental authority.

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(c) “Shares” shall mean (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) owned by the Stockholder as of the date hereof, and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which the Stockholder acquires ownership during the period from the date of this Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(d) “Transfer”. A Person shall be deemed to have effected a “Transfer” of a Share if such person directly or indirectly (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers or disposes of such Share or any interest in such Share, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of such Share or any interest therein.

2. Transfer of Shares.

(a) Transfer Restrictions. Except as expressly contemplated by this Agreement in connection with the Offer, the Stockholder shall not cause or permit any Transfer of any of the Shares to be effected.

(b) Transfer of Voting Rights. The Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares.

3. Agreement to Vote Shares.

(a) At every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Company, the Stockholder (solely in the Stockholder’s capacity as such) shall, or shall cause the holder of record on any applicable record date to, vote the Shares:

(i) in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement;

(ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement; and

(iii) against any of the following actions (other than those actions that relate to the Offer, the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any

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subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Offer, the Merger or any other transactions contemplated by the Merger Agreement.

(b) In the event that a meeting of the stockholders of the Company is held, the Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

(c) The Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4. Agreement to Tender. The Stockholder shall tender (and shall not withdraw), pursuant to and in accordance with the terms of the Offer, the Shares, provided, however, that the Stockholder will not be obligated to (i) exercise any options to acquire Company Common Stock and (ii) solely with respect to the Shares identified on Schedule A, will not be obligated to tender such Shares pursuant to the Offer if such tender will subject the Stockholder to liability under Section 16 of the Exchange Act. No later than two (2) business days prior to the initial expiration date of the Offer, the Stockholder shall (i) deliver to the depositary designated in the Offer (A) a letter of transmittal with respect to the Shares complying with the terms of the Offer, (B) certificates representing the Shares, and (C) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (ii) instruct its broker or such other person who is the holder of record of any Shares beneficially owned by the Stockholder to tender such Shares for exchange in the Offer pursuant to the terms and conditions of the Offer. Prior to the Expiration Date, the Stockholder shall not tender the Shares into any exchange or tender offer commenced by a third party other than Parent, Merger Sub or any other subsidiary of Parent.

5. Agreement Not to Exercise Appraisal Rights. The Stockholder shall not exercise any rights (including, without limitation, under Section 262 of the DGCL) to demand appraisal of any Shares that may arise with respect to the Merger.

6. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require the Stockholder to attempt to) limit or restrict the Stockholder in his or her capacity as a director or officer of the Company or any designee of the Stockholder who is a director or officer of the Company from acting in such capacity or voting in such person’s sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company).

7. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholder shall deliver to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

8. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and

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belong to the Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.

9. Representations and Warranties of the Stockholder.

(a) Power; Binding Agreement. The Stockholder has full power and authority to execute and deliver this Agreement and the Proxy, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by it of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance and other equitable remedies.

(b) No Conflicts. Except for filings under the Exchange Act and filings under the HSR Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby. None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) conflict with or result in any breach of any organizational documents applicable to the Stockholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Stockholder or any of the Stockholder’s properties or assets.

(c) Ownership of Shares. The Stockholder (i) is the beneficial owner of the shares of Company Common Stock indicated on the signature page of this Agreement, all of which are free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts or agreements, understandings or agreements, or any other rights or encumbrances whatsoever (“Encumbrances”) (except any Encumbrances arising under securities laws or arising hereunder), (ii) is the owner of options that are exercisable for the number of shares of Company Common Stock indicated on the signature page of this Agreement, all of which options and shares of

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Company Common Stock issuable upon the exercise of such options are free and clear of any Encumbrances (except any Encumbrances arising under securities laws or arising hereunder), and (iii) does not own, beneficially or otherwise, any securities of the Company other than the shares of Company Common Stock, options to purchase shares of Company Common Stock, and shares of Company Common Stock issuable upon the exercise of such options, indicated on the signature page of this Agreement.

(d) Absence of Litigation. As of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Stockholder, threatened against or affecting, the Stockholder or any of its or his properties or assets (including the Shares) that could reasonably be expected to impair the ability of the Stockholder to perform his or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e) No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of the Stockholder.

(f) Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

10. No Solicitation; Notification.

(a) No Solicitation. The Stockholder understands and acknowledges the obligations of the Company under Section 8.3(a) of the Merger Agreement and agrees that the Stockholder (solely in the Stockholder’s capacity as such) shall not, and shall not authorize or permit any investment banker, attorney or other advisor or representative retained by the Stockholder to, directly or indirectly, take any action or omit to take any action in contravention of such obligations or to circumvent the purposes of Section 8.3(a) of the Merger Agreement.

(b) Notice of Certain Events. The Stockholder agrees to promptly notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of the Stockholder set forth herein.

11. Disclosure. The Stockholder shall permit Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement.

12. Consents and Waivers. The Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which the Stockholder is a party or pursuant to any rights the Stockholder may have.

13. Street Name Shares. The Stockholder agrees to deliver a letter to each financial intermediary or other Person through which the Stockholder holds Shares that informs such Person of the Stockholder’s obligations under this Agreement and that informs such Person that such Person may not act in disregard of such obligations without the prior written consent of Parent.

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14. Further Assurances. Subject to the terms and conditions of this Agreement, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.

15. Legending of Shares. If so requested by Parent, the Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and the Proxy.

16. Termination. This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 16 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any material breach of this Agreement.

17. Miscellaneous.

(a) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

(b) Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

(c) Specific Performance. The parties hereto agree that irreparable damage would occur to Parent in the event that the provisions contained in this Agreement were not performed by the Company in accordance with its specific terms or were otherwise breached by the Company. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(d) Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight prepaid courier or by facsimile (receipt confirmed) to:

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if to Parent:

EMC Corporation

176 South Street

Hopkinton, MA 01748

Attention: Office of the General Counsel

Facsimile: (508) 497-6915

if to the Stockholder:

with a copy to:

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent three (3) days following the date on which mailed, or one (1) day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by facsimile transmission (receipt confirmed), as the case may be, and addressed as aforesaid.

(e) No Waiver. The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(f) Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their permitted successors or assigns.

(g) Governing Law. This Agreement, and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby, including, without limitation, the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts applicable to contracts made and to be performed entirely in such Commonwealth (without giving effect to the conflicts of laws provisions thereof); provided, however, that the Proxy shall be governed by the DGCL.

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(h) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(i) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(j) Entire Agreement. This Agreement and the documents and instruments and other agreements between the parties hereto as contemplated by or referred to herein, and other Exhibits hereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(k) Severability. In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Legal Requirements, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party). If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable, such court has the power to fashion and enforce another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the intentions of the parties hereto under this Agreement and, in the event that such court does not exercise such power, the parties hereto shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the parties’ intentions to the greatest lawful extent under this Agreement.

(l) Interpretation.

(i) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

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(ii) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

(m) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses.

(n) Counterparts. This Agreement may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

(o) Facsimile. The delivery of signature pages to this Agreement (in counterparts or otherwise) by facsimile transmission or other electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

EMC CORPORATION	STOCKHOLDER:

By:	By:

Name:	Name:

Title:	Title:

Schedule A

Shares Beneficially Owned

                 shares of Company Common Stock

                 shares of Company Common Stock issuable upon exercise of outstanding options or warrants

**** TENDER AND VOTING AGREEMENT ****

EXHIBIT A

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Iomega Corporation, a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of EMC Corporation, a Massachusetts corporation (“Parent”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below). Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Tender and Voting Agreement of even date herewith by and among Parent and the undersigned stockholder (the “Tender and Voting Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Parent, Emerge Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, (i) an offer by Merger Sub to pay Three Dollars and Eighty-five Cents ($3.85) in cash (the “Offer Price”) for each of the issued and outstanding shares of common stock, par value $0.03-1/3 per share, of the Company (“Company Common Stock”) and (ii) the merger of Merger Sub with and into the Company, pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement.

As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated for any reason, (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (iii) such date and time as any amendment or change to the Merger Agreement is effected without the Stockholder’s consent that (A) decreases the Offer Price or (B) materially and adversely affects the Stockholder.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting: (i) in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement;

(ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement; and (iii) against any of the following actions (other than those actions that relate to the Offer, the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Offer, the Merger or any other transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter. The undersigned stockholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: April 8, 2008	STOCKHOLDER:

By:

Name:

Title:

***** IRREVOCABLE PROXY ****

Exhibit B

AMENDMENT TO RIGHTS AGREEMENT

This AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”), dated as of April 8, 2008, is made and entered into by and between Iomega Corporation, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Co., as rights agent (the “Rights Agent”). Capitalized terms not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Rights Agreement (as defined below).

WHEREAS, the Company and the Rights Agent previously entered into that certain Rights Agreement, dated as of July 29, 1999 (the “Rights Agreement”), as amended by that certain First Amendment to Rights Agreement, dated December 12, 2007 (the “First Amendment”);

WHEREAS, the First Amendment has been terminated in connection with the termination of the Share Purchase Agreement, by and among the Company, Great Wall Technology Company Limited, a PRC company, ExcelStor Group Limited, a Cayman Islands company, ExcelStor Holdings Limited, a British Virgin Islands company, ExcelStor Great Wall Technology Limited, a Cayman Islands company, and Shenzhen ExcelStor Technology Limited, a PRC company;

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) with EMC Corporation, a Massachusetts corporation (“Parent”), and Emerge Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which: (i) Merger Sub will commence a cash tender offer (the “Offer”) to purchase all of the outstanding shares of the Company’s common stock, par value $0.03-1/3 per share (the “Common Stock”); (ii) following the consummation of the Offer, Merger Sub will merge with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”); and (iii) in connection with the Offer and the Merger, certain directors and executive officers of the Company, in their respective capacities as stockholders of the Company, will enter Tender and Voting Agreements with Parent (the “Tender and Voting Agreements” and, collectively with the Merger Agreement, the “Transaction Documents”);

WHEREAS, the Board of Directors of the Company has determined that, in connection with the execution of the Merger Agreement, it is necessary and desirable to amend the Rights Agreement to exempt, among other things, the Merger Agreement, the Tender and Voting Agreements, the execution thereof and the transactions contemplated thereby, including, without limitation, the Offer and the Merger, from the application of the Rights Agreement, in each case as set forth in this Amendment; and

WHEREAS, (i) Section 27 of the Rights Agreement provides that the Company may, in its sole and absolute discretion, supplement or amend any provision of the Rights Agreement; (ii) pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the Company has directed that the Rights Agreement should be amended and supplemented as set forth in this Amendment prior to the execution of the Transaction Documents; and (iii) pursuant to Section 27 of the Rights Agreement, an appropriate officer of the Company has delivered a certificate to the Rights Agent stating that this Amendment complies with the terms of Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.	Amendments to Rights Agreement.

(a)	The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended by inserting the following as a new paragraph at the end of such definition:

“Notwithstanding anything in this Section 1(a) that might otherwise be deemed to the contrary, none of EMC Corporation, a Massachusetts corporation (“Parent”), Emerge Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), or any of their respective Affiliates or Associates, either individually, collectively or in any combinations, shall be deemed to be or become an “Acquiring Person” solely by virtue of, or as a result of (i) the execution and delivery of the Agreement and Plan of Merger, dated as of April 8, 2008, by and among the Company, Parent and Merger Sub (including any amendment or supplement thereto, the “Merger Agreement”) or the Tender and Voting Agreements (collectively with the Merger Agreement, the “Transaction Documents”), or (ii) the announcement, commencement, performance or consummation of the transactions contemplated by the Transaction Documents, including, without limitation, the Offer or the Merger (each as defined in the Merger Agreement) (the foregoing actions being referred to as the “Permitted Events”).”

(b)	The definition of “Stock Acquisition Date” in Section 1(bb) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event, the public announcement thereof or the actual knowledge of an executive officer of the Company that a Permitted Event has occurred.”

(c)	Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, a Distribution Date shall not be deemed to have occurred solely by virtue of, or as the result of, any Permitted Event.”

2. Officer’s Certificate. By executing this Amendment below, the undersigned duly appointed officer of the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Rights Agreement.

3. Interpretation. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction to be invalid, void or unenforceable, the parties hereto shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the parties’ intentions to the greatest lawful extent under this Amendment, it being understood that the remaining provisions shall at all times remain in full force and effect and shall in no way be affected, impaired or invalidated.

5. Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

6. Effectiveness. This Amendment shall be deemed effective as of the date first written above. Except as expressly amended herein, all other terms and conditions of the Rights Agreement shall remain in full force and effect. Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any Person has complied with, any Transaction Document even though reference thereto may be made in this Amendment and the Rights Agreement.

7. Termination. Notwithstanding anything to the contrary set forth herein, this Amendment shall terminate and be of no further force or effect in the event of the termination of the Merger Agreement for any reason.

8. Governing Law. This Amendment shall be deemed a contract made under the laws of the State of Delaware, and for all purposes of this Amendment shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

9. Counterparts. This Amendment may be executed in any number of counterparts (including by facsimile), each of which shall be an original and all of which shall constitute one and the same document.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

Attest:		IOMEGA CORPORATION

By:	/s/ Ron S. Zollman	By:	/s/ Jonathan S. Huberman
Name:	Ron S. Zollman	Name:	Jonathan S. Huberman
Title:	General Counsel and Secretary	Title:	Chief Executive Officer

Attest:		AMERICAN STOCK TRANSFER & TRUST CO., as Rights Agent

By:	/s/ Carlos Pinto	By:	/s/ Herbert J. Lemmer
Name:	Carlos Pinto	Name:	Herbert J. Lemmer
Title:	Vice President	Title:	Vice President